As filed with the Securities and Exchange Commission on November 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUINOX GOLD CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1041	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 1501, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(604) 558-0560

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

28 Liberty St., New York, New York 10005

(212) 894-8940

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service of Process in the United States)

Copies to:

Susan Toews Equinox Gold Corp. Suite 1501, 700 West Pender Street Vancouver, British Columbia Canada V6C 1G8 (604) 558-0560	Christopher Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0522	Bob J. Wooder Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia Canada V7X 1L3 (604) 631-3330

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

		2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

		3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 21, 2022

$500,000,000

Common Shares

Debt Securities

Subscription Receipts

Share Purchase Contracts

Units

Warrants

This prospectus relates to the offering for sale from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains effective, of the securities of Equinox Gold Corp. (“Equinox Gold” or the “Company”) listed above in one or more series or issuances, with a total offering price of such securities, in the aggregate, of up to $500,000,000. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

The common shares of the Company (the “Common Shares”) are listed on the Toronto Stock Exchange (“TSX”) under the symbol “EQX” and on the NYSE American LLC (“NYSE American”) under the symbol “EQX”. On November 18, 2022, the last trading day before the date hereof, the closing price per share of the Company’s Common Shares was C$4.49 on the TSX and $3.35 on the NYSE American. Unless otherwise specified in an applicable prospectus supplement, debt securities, subscription receipts, share purchase contracts, units and warrants will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is currently no market through which our securities, other than our Common Shares, may be sold and purchasers may not be able to resell such securities purchased under this prospectus. This may affect the pricing of our securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. See “Risk Factors”.

We are permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the audit of such financial statements may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Owning our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not fully describe these tax consequences. You should read the tax discussion in any applicable prospectus supplement and seek advice from a qualified tax advisor.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in British Columbia, Canada, some or all of our officers and directors and some or all of the experts named in this prospectus are Canadian residents, and many of our assets are located outside of the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

All applicable information permitted under securities legislation to be omitted from this prospectus that has been so omitted will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the securities to which the prospectus supplement pertains. You should read this prospectus and any applicable prospectus supplement carefully before you invest in any securities issued pursuant to this prospectus. Our securities may be sold pursuant to this prospectus through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by us. In connection with any underwritten offering of securities, the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the securities offered. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A prospectus supplement will set out the names of any underwriters, dealers or agents involved in the sale of our securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such securities, including the net proceeds we expect to receive from the sale of such securities, if any, the amounts and prices at which such securities are sold and the compensation of such underwriters, dealers or agents.

The Company’s securities may be sold pursuant to this prospectus through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by us. In connection with any underwritten offering of securities, excluding an “at-the-market distribution” as defined in National Instrument 44-102 – Shelf Distributions (an “ATM Distribution”), the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the securities offered. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in an ATM Distribution undertaken pursuant to any prospectus supplement, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot or effect transactions that stabilize or maintain the market price of the securities offered.

This prospectus may qualify an ATM Distribution. The Company’s securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, including sales in transactions that are deemed to be ATM Distributions, including sales made directly on the TSX, NYSE American or other existing trading markets for the securities. See “Plan of Distribution”.

Investment in the securities being offered is highly speculative and involves significant risks that you should consider before purchasing such securities. You should carefully review the risks outlined in this prospectus (including any prospectus supplement) and in the documents incorporated by reference as well as the information under the heading “Cautionary Note Regarding Forward-Looking Statements” and consider such risks and information in connection with an investment in the securities. See “Risk Factors”.

Our head and registered office is located at Suite 1501 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8.

Wesley K. Clark and Marshall Koval, both directors of the Company, reside outside of Canada and have appointed an agent for service of process in Canada. See “Agent for Service of Process.”

Investors should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide investors with different information. Information contained on our website shall not be deemed to be a part of this prospectus (including any applicable prospectus supplement) or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in these securities. We will not make an offer of these securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this prospectus is accurate as of any date other than the date on the face page of this prospectus, the date of any applicable prospectus supplement, or the date of any documents incorporated by reference herein.

- i -

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the securities offered pursuant to this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or of any sale of our securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus or any applicable prospectus supplement and the documents incorporated by reference in this prospectus or any applicable prospectus supplement were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” are to United States dollars and references to “C$” are to Canadian dollars.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Equinox Gold” or the “Company”, refer to Equinox Gold Corp. together with our subsidiaries.

CAUTIONARY NOTE FOR UNITED STATES INVESTORS

We are permitted under the multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this prospectus, including the documents incorporated by reference herein and any prospectus supplement, in accordance with the requirements of Canadian securities law, which differ from the requirements of United States securities laws. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to the financial statements of United States companies.

Disclosure regarding the Company’s mineral properties, including with respect to mineral reserve and mineral resource estimates included in this prospectus, was prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 differs significantly from the disclosure requirements of the SEC generally applicable to U.S. companies. Accordingly, information contained in this prospectus is not comparable to similar information made public by U.S. companies reporting pursuant to SEC disclosure requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the United

States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical fact, are forward-looking statements. Such forward-looking statements and information include, but are not limited to:

•	the strategic vision for the Company and expectations regarding exploration potential, production capabilities and future financial or operational performance;

•

the Company’s ability to successfully advance its growth and development projects, including the construction of Greenstone and the expansions at Los Filos (as defined herein), Aurizona (as defined herein), and Castle Mountain (as defined herein);

•

the expectations for the Company’s investments in Sandbox Royalties Corp. (“Sandbox”), Solaris Resources Inc. (“Solaris”), i-80 Gold Corp. (“i-80 Gold”), Bear Creek Mining Corporation (“Bear Creek”), Inca One Gold Corp. (“Inca One”), and Pilar Gold Inc. (“Pilar Gold”);

•	the Company’s production and cost guidance;

•	conversion of Mineral Resource (within the meaning of NI 43-101) to Mineral Reserve (within the meaning of NI 43-101); and

•

expected benefits of financings, dividend distribution, use of proceeds, ability to cover debt obligations, overhead and operating costs, ability to maintain lending arrangements, ability to provide returns, risk management, increase of share price and liquidity, increase of gold price and risks relating to widespread epidemics or pandemic outbreaks.

Forward-looking statements or information generally identified by the use of the words “will”, “advancing”, “strategy”, “plans”, “budget”, “anticipated”, “expected”, “estimated” and similar expressions and phrases or statements that certain actions, events or results “may”, “could”, “should”, “will be taken” or “be achieved”, or the negative connotation of such terms, are intended to identify forward-looking statements and information. Although the Company believes that the expectations reflected in such forward-looking statements and information are reasonable, undue reliance should not be placed on forward-looking statements since the Company can give no assurance that such expectations will prove to be correct. The Company has based these forward-looking statements and information on the Company’s current expectations and projections about future events and these assumptions include:

•	Equinox Gold’s ability to achieve the exploration, production, cost and development expectations for its respective operations and projects;

•	prices for gold remaining as estimated;

•	currency exchange rates remaining as estimated;

•	construction and development of Greenstone being completed and performed in accordance with current expectations;

•	expansion projects at Los Filos, Castle Mountain and Aurizona being completed and performed in accordance with current expectations;

•	tonnage of ore to be mined and processed;

•	ore grades and recoveries;

•	availability of funds for the Company’s projects and future cash requirements;

•	capital, decommissioning and reclamation estimates;

•	Mineral Reserve and Mineral Resource estimates and the assumptions on which they are based;

•	prices for energy inputs, labour, materials, supplies and services;

•	no labour-related disruptions and no unplanned delays or interruptions in scheduled construction, development and production, including by blockade or industrial action;

•	the Company’s history and relationships with workers, unions, communities and other stakeholders;

•	all necessary permits, licenses and regulatory approvals are received in a timely manner;

•	the Company’s ability to comply with environmental, health and safety laws and other regulatory requirements;

•	the strategic visions of Sandbox, i-80 Gold and Solaris, and their respective abilities to successfully advance their respective businesses;

•	the ability of Pilar Gold to successfully operate the Pilar mine and to meet its payment commitments to the Company;

•	the ability of Inca One to meet its payment commitments to the Company;

•	the ability of Bear Creek to successfully operate the Mercedes mine and to meet its payment commitments to the Company; and

•	the ability of Equinox Gold to work productively with its joint venture partner and Indigenous partners at Greenstone.

While the Company considers these assumptions to be reasonable based on information currently available, they may prove to be incorrect. Accordingly, readers are cautioned not to put undue reliance on the forward-looking statements or information contained in this prospectus or any document incorporated by reference. The Company cautions that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this prospectus and the documents incorporated by reference herein and the Company has made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation:

•	fluctuations in gold prices;

•	fluctuations in prices for energy inputs, labour, materials, supplies and services;

•	fluctuations in currency markets;

•

operational risks and hazards inherent with the business of mining (including environmental accidents and hazards, industrial accidents, equipment breakdown, unusual or unexpected geological or structural formations, cave-ins, flooding and severe weather);

•	inadequate insurance, or inability to obtain insurance to cover these risks and hazards;

•	employee and labour relations;

•	relationships with, and claims by, local communities and Indigenous populations;

•	the effect of blockades and community issues on the Company’s production and cost estimates;

•	the Company’s ability to maintain and obtain all necessary permits, licenses and regulatory approvals in a timely manner or at all;

•	changes in laws, regulations and government practices, including environmental, export and import laws and regulations;

•	legal restrictions relating to mining;

•	risks relating to expropriation;

•	increased competition in the mining industry;

•	a successful relationship between the Company and Orion Mine Finance Group (“Orion”);

•	the failure by Pilar Gold, Bear Creek or Inca One to meet their respective payment commitments to the Company; and

•

those factors identified in the Annual Information Form (as defined herein) under the heading “Risks Related to the Business”, together with the risks identified in the Company’s management’s discussion and analysis dated March 23, 2022 for the year-ended December 31, 2021.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information. Forward-looking statements and information are designed to help readers understand management’s views as of that time with respect to future events and speak only as of the date they are made. Except as required by applicable securities laws, the Company does not assume any obligation and does not intend to update or to publicly announce the results of any change to any forward-looking statement or information contained or incorporated by reference to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements and information. If the Company updates any one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements. All forward-looking statements and information contained in this prospectus and the documents incorporated herein are expressly qualified in their entirety by this cautionary statement.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Equinox Gold Corp. by mail at Suite 1501 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, or by telephone at +1 604-558-0560 and are also available electronically under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.

The following documents filed by the Company with the various securities commissions or similar authorities in the provinces and territories of Canada, are specifically incorporated by reference and form an integral part of this prospectus:

1.	annual information form of the Company dated March 24, 2022 for the year ended December 31, 2021 (the “Annual Information Form”);

2.

audited consolidated financial statements of the Company as at and for the years ended December 31, 2021 and 2020, together with the notes thereto and the report of the independent registered public accounting firm thereon;

3.	management’s discussion and analysis of the Company as at and for the years ended December 31, 2021 and 2020 (the “Annual MD&A”);

4.	condensed consolidated interim financial statements of the Company for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto;

5.	management’s discussion and analysis of the Company for the three and nine months ended September 30, 2022 and 2021 (the “Q3 MD&A”);

6.	management information circular of the Company dated March 22, 2022, prepared for the purposes of the annual general and special meeting of the shareholders of the Company held on May 4, 2022;

7.

material change report of the Company dated August 3, 2022, relating to the resignation of Christian Milau as Chief Executive Officer and Director, and that the Company’s President, Greg Smith, would succeed Mr. Milau. Mr. Smith continued as President and assumed the roles of Chief Executive Officer and Director on September 1, 2022; and

8.

material change report of the Company dated November 8, 2022, relating to the Company’s financial and operations results for the third quarter of 2022, including expectations for production and costs guidance.

Any documents of the type described in Section 11.1 of Form 44-101F1—Short Form Prospectuses filed by the Company with a securities commission or similar authority in any province or territory of Canada subsequent to the date of this prospectus and prior to the expiry of this prospectus, or the completion of the issuance of securities pursuant hereto, will be deemed to be incorporated by reference into this prospectus.

To the extent that any document or information incorporated by reference into this prospectus is filed with, or furnished to, the SEC pursuant to the Exchange Act after the date of this prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, if and to the extent expressly indicated therein, we may incorporate by reference in this prospectus documents that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

A prospectus supplement containing the specific terms of any offering of our securities will be delivered to purchasers of our securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement and only for the purposes of the offering of our securities to which that prospectus supplement pertains.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any prospectus supplement hereto or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon our filing of a new annual information form and the related annual financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements, the previous management’s discussion and analysis and all interim financial statements, supplemental information, material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of our securities under this prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis and material change report being filed by us with the applicable securities regulatory authorities during the duration of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of securities under this prospectus.

References to our website in any documents that are incorporated by reference into this prospectus do not incorporate by reference the information on such website into this prospectus, and we disclaim any such incorporation by reference.

ADDITIONAL INFORMATION

A registration statement on Form F-10 will be filed by the Company with the SEC in respect of the offering of securities. The registration statement, of which this prospectus constitutes a part, contains additional information not included in this prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC.

In addition to the Company’s continuous disclosure obligations under the securities laws of the provinces and territories of Canada, the Company is subject to the information requirements of the Exchange Act, and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed or furnished with the SEC as part of the registration statement on Form F-10 of which this prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from our directors and officers, as applicable; (iii) the consent of KPMG LLP; (iv) the consent of each “qualified person” for the purposes of NI 43-101 listed on the Exhibit Index of the registration statement; and (v) the form of debt indenture. A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

EXCHANGE RATE INFORMATION

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” are to United States dollars and references to “C$” are to Canadian dollars.

The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the period; (ii) the high and low exchange rates during such period; and (iii) the average exchange rates for such period, for one Canadian dollar, expressed in United States dollars, as quoted by the Bank of Canada.

	Year ended December 31,			Nine months ended September 30,
	2021	2020	2019	2022	2021
	$	$	$	$	$
Closing	0.7888	0.7854	0.7699	0.7296	0.7849
High	0.8306	0.7863	0.7699	0.8031	0.8306
Low	0.7727	0.6898	0.7353	0.7285	0.7778
Average	0.7980	0.7461	0.7537	0.7798	0.7994

On November 18, 2022, the daily exchange rate as quoted by the Bank of Canada was C$1.00 = $0.7471 ($1.00 = C$1.3385).

THE COMPANY

Name, Address and Incorporation

The Company was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on March 23, 2007, as “Waterloo Resources Ltd.” Subsequently, the Company’s name has been changed as follows:

From	To	Date	Reason for Name Change

Waterloo Resources Ltd.	Lowell Copper Ltd.	July 9, 2013	Reverse take-over transaction

Lowell Copper Ltd.	JDL Gold Corp.	October 6, 2016	Plan of arrangement between Lowell Copper Ltd., Gold Mountain Mining Corporation and Anthem United Inc.

JDL Gold Corp.	Trek Mining Inc.	March 31, 2017	Plan of arrangement between JDL Gold Corp. and Luna Gold Corp.

Trek Mining Inc.	Equinox Gold Corp.	December 22, 2017	Plan of arrangement(1) between Trek Mining Inc., NewCastle Gold Ltd. and Anfield Gold Corp.

Note:

(1)	Court approved plan of arrangement pursuant to the BCBCA.

The Company’s head and registered offices are located at Suite 1501 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8.

Equinox Gold is a reporting issuer or the equivalent under the securities legislation of all of the provinces and territories of Canada. Equinox Gold’s fiscal year end is December 31.

Intercorporate Relationships

The following chart illustrates the Company’s principal subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by the Company, as well as the Company’s mines and development projects. Unless indicated otherwise, each subsidiary is 100% owned by the Company.

(Chart on following page)

Description of the Business

Equinox Gold is a growth-focused mining company delivering on its strategy of building a company that will be responsibly and safely producing more than one million ounces of gold annually. The Company significantly increased both its scale and asset diversification in March 2020 when the Company combined its business with Leagold Mining Corporation (the “Leagold Transaction”), which added four producing mines, a development project and an expansion project to the Company’s asset portfolio. The Company continued that growth in 2021 with its acquisition of Premier Gold Mines Limited, adding a 50% interest in the Greenstone project, a producing mine and exploration properties to the Company’s existing portfolio of gold assets. The Company subsequently acquired an additional 10% in the Greenstone project. For continued growth the Company intends to expand production from its current asset base through exploration and development and will look for opportunities to acquire other companies, producing mines and/or development projects that fit the Company’s portfolio and strategy.

As of the date of this prospectus, Equinox Gold’s operating mines and development projects are as follows:

Name of Mineral Property	Ownership	Location	Status
Mesquite Mine (“Mesquite”)	100%	California State, USA	Producing
Castle Mountain Gold Mine (“Castle Mountain”)	100%	California State, USA	Phase 1 Producing Permitting Phase 2 expansion
Los Filos Mine Complex (“Los Filos”)	100%	Guerrero State, Mexico	Producing Reviewing expansion potential
Aurizona Gold Mine (“Aurizona”)	100%	Maranhão State, Brazil	Producing Reviewing expansion potential
Fazenda Mine (“Fazenda”)	100%	Bahia State, Brazil	Producing
RDM Gold Mine (“RDM”)	100%	Minas Gerais State, Brazil	Producing
Santa Luz Mine (“Santa Luz”)	100%	Bahia State, Brazil	Producing
Greenstone Project	60%	Ontario, Canada	In construction

Equinox Gold’s corporate strategy is to continue to build on its existing portfolio of producing gold assets in the Americas. Equinox Gold has an experienced management team with a history of creating shareholder value and operational success.

Recent Developments

On November 2, 2022, the Company reported its financial and operations results for the third quarter of 2022. The Company announced that it expected full-year production to be approximately 540,000 ounces of gold and costs to exceed the upper end of guidance of $1,530 per ounce produced by approximately five percent. A material change report regarding the reporting of such financial and operational results was filed by the Company on November 8, 2022.

On October 19, 2022, the Company filed an updated technical report relating to Los Filos. See “Mineral Property—Los Filos”.

On October 4, 2022, the Company announced that Santa Luz achieved commercial production effective October 1, 2022.

On September 8, 2022, the Company announced the suspension of mining and development activities at Los Filos due to a blockade by members of one of the three communities from which the mine draws much of its workforce. Following an initial meeting with community leaders the blockade was removed and the mine resumed operations on September 10, 2022.

On August 3, 2022, the Company announced the resignation of Christian Milau as Chief Executive Officer and Director, and that the Company’s President, Greg Smith, would succeed Mr. Milau. Mr. Smith assumed the roles of Chief Executive Officer and Director on September 1, 2022.

On July 28, 2022, the Company amended its existing revolving credit facility to, among other things, increase the maximum amount available under the revolving facility from $400 million to $700 million, add an additional $100 million uncommitted accordion feature, reduce pricing for advances by 0.25% – 0.50% depending on leverage ratios and extend the maturity date to July 28, 2026 (with the ability to request additional one-year extensions).

On May 26, 2022, the Company and Sandstorm Gold Ltd. announced the creation of Sandbox. Pursuant to the transaction, Sandbox acquired a portfolio of royalties and other assets from the Company for consideration of $28.4 million common shares of Sandbox, representing a 30% basic interest in Sandbox. The transaction closed on June 28, 2022.

On April 21, 2022, the Company completed the sale of its Mercedes mine in Mexico to Bear Creek for $75 million, a deferred cash payment of $25 million due within six months of the closing date, a 2% net smelter return on Mercedes production and 24.73 million shares of Bear Creek.

MINERAL PROPERTY – LOS FILOS

Los Filos Mine Complex

This prospectus incorporates the Company’s Annual Information Form. After filing the Annual Information Form, the Company filed a new technical report for Los Filos. The following summary is derived from a technical report for Los Filos entitled “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” (the “Los Filos Technical Report”), dated October 19, 2022, with an effective date of June 30, 2022, and prepared by Equinox Gold, with contributions from AMC Mining Consultants (Canada) Ltd. (“AMC”), Lycopodium Minerals Canada Ltd. (“Lycopodium”), Paul M. Sterling, and Struthers Technical Solutions Ltd. (“STS”), and should be read in place of the Summary relating to Los Filos contained in the Annual Information Form. The Qualified Persons (as such term is defined under NI 43-101) who prepared or supervised the preparation of the information contained in the Los Filos Technical Report are: Gary Methven, P.Eng., Paul Salmenmaki, P.Eng., Mo Molavi, P.Eng. and Eugene Tucker, P.Eng., each of AMC; Glenn Bezuidenhout, FSAIMM of Lycopodium; Paul Sterling, P.Eng. of Paul M. Sterling; Riley Devlin, P.Eng. of STS; and Kelly Boychuk, P.Eng., Ali Shahkar, P.Eng., and Travis O’Farrell, P.Eng., each an employee of Equinox Gold.

The Los Filos Technical Report presents the results of a feasibility study to build from mid-2024 a 10 kt/d carbon-in-leach (“CIL”) plant that would operate concurrently with the existing heap leach facilities at Los Filos and is an update of the Mineral Resource and Mineral Reserve estimates based on an updated mine plan that incorporates the CIL plant. At the time of completing the Los Filos Technical Report Equinox Gold has not made a construction decision for the CIL plant.

Unless otherwise indicated, the information that follows relating to Los Filos is based on, derived substantially from, and in some instances is a direct extract from, the Los Filos Technical Report. The information below does not purport to be a complete summary of the Los Filos Technical Report and is based on assumptions, qualifications and procedures that are set out only in the Los Filos Technical Report; reference should be made to the full text of the Los Filos Technical Report, which Equinox Gold has filed under its SEDAR profile at www.sedar.com and its EDGAR profile at www.sec.gov/EDGAR and which is also available on Equinox Gold’s website at www.equinoxgold.com.

1.	Project Description, Location and Access

The Los Filos Mine Complex encompasses the three main open pit mining areas of Bermejal, Guadalupe, and Los Filos, as well as three underground mines of Los Filos South, Los Filos North (together with Los Filos South, called “Los Filos Underground”) and Bermejal Underground.

The Los Filos Mine Complex consists of 30 exploitation and exploration concessions in active mining areas totalling 10,433 ha in the Eduardo Neri District, Guerrero State, Mexico approximately 180 km southwest of Mexico City. The property is centred on latitude 17°52’13” north and longitude 99°40’55” west (UTM Zone 14Q 1,976,300N 427,400E). Los Filos can be accessed by road or by helicopter or fixed-wing charter flight. The four-hour (240 km) drive from Mexico City follows National Highway 95/95D south to the town of Mezcala, then 18 km on a paved road to the mine site.

In addition to the 30 mining concessions that cover the entire active mining areas, Equinox Gold holds 12 exploration concessions, including two concessions that have applications in progress, in Guerrero State, Mexico. The 42 concessions, which are 100% held by Equinox Gold through its indirect, wholly-owned Mexican subsidiary, Desarrollos Mineros San Luis, S.A. de C.V. (“DMSL”), are granted for 50-year durations; the expiration dates vary depending on the date of grant of the concession. Renewal dates range from 2032 to 2067. Details regarding such concessions, including applicable expiry dates, are listed in the Los Filos Technical Report. The surface rights held by the mine cover the area needed to support all infrastructure required for the mining operations and CIL plant, including access and power-line easements.

The main obligations that arise from a mining concession, and which must be kept current to avoid its cancellation, are performing assessment work, paying mining taxes (duties), and complying with environmental laws.

Mining regulations establish minimum amounts that must be spent. Sales of minerals from the mine for an equivalent amount may substitute for minimum expenditures. A report must be filed in May of each year that details the work undertaken during the previous calendar year.

Mining duties must be paid in advance in January and July of each year and are determined on an annual basis under the Mexican Federal Rights Law (Ley Federal de Derechos, DOF 09-04-2012). Duties are based on the surface area of the concession and the number of years that have elapsed since the mining concession was issued.

Concessions are maintained on an annual basis by payment of appropriate fees, as determined by the Office of Economic Affairs (Secretaría de Economía) each year. Holders must also supply the Office of Economic Affairs with all activity, contracts, and agreements that affect the concession title to keep and maintain the Public Mining Registry current.

The relevant Mexican federal and state authorities have granted appropriate environmental permits for Los Filos, including the area of the open pits. Los Filos secured 4,102 ha to cover surface rights required for the Los Filos mining operations, including the area of the three open pits, underground mine portals, process and ancillary facilities, roads, services, and a buffer area to allow for any future growth and potential exploration targets.

Los Filos is subject to a 30% federal corporate income tax rate. Two mining royalty taxes are also payable to the government of Mexico: a 7.5% mining tax on earnings before interest, taxes, depreciation, and amortization; and a 0.5% gross revenue royalty tax levied on revenue from gold and silver sales. Net smelter return royalties to Servicio Geológico Mexicano, a department of the Mexican government, ranging from 2.5% to 3% are applicable to mining from five concessions of the Los Filos property. Two of those concessions are also subject to net smelter return royalties of 0.75% to 1.75% payable to LC Mines S.A. de C.V., a subsidiary of Agnico-Eagle Mines Limited.

The existing Closure and Reclamation Plan is conceptual and addresses all existing facilities. The current estimated closure liability of $50.9 million is based on the existing facilities at the end of 2021, and as such is exclusive of the majority of the future Bermejal Underground development, the proposed CIL plant, dry stack tailings facility and new electrical substation, and the future heap leach pad expansion. Bonding requirements under Mexican regulatory requirements, pertaining to the current operation, have been met. Current environmental liabilities are typical of those normally associated with active underground and open pit mining operations feeding a heap leach facility.

To the responsible Qualified Person’s knowledge, other than as set out in this summary, there are no other significant factors or risks that may affect access, title, or the right or ability to perform work on Los Filos.

2.	History

The following summarizes the Los Filos Mine Complex’s ownership, exploration and production history post-2003. In November 2003, Wheaton River Minerals Ltd. (“WRM”) gained 100% ownership of Los Filos through the purchase of Miranda Mining Development Corporation and associated agreements with Teck Corporation. In March 2005, Goldcorp Inc. (“Goldcorp”) acquired WRM, and therefore DMSL, the operator of Los Filos. Goldcorp also acquired the Nukay mine in 2008, which was subsequently integrated with the Los Filos operations as the Los Filos Underground mine. On March 22, 2005, Goldcorp’s wholly owned operating Mexican company Luismin acquired the Bermejal gold deposit from Minera El Bermejal, S. de R.L. de C.V., a joint venture between Industrias Peñoles S.A. de C.V. and Newmont Mining Corporation. On April 7, 2017, Leagold Mining Corp. (“Leagold”) acquired 100% ownership of Los Filos through the purchase of DMSL from Goldcorp and on March 10, 2020, Equinox Gold merged with Leagold.

Goldcorp completed feasibility-level studies for Los Filos Open Pit, Bermejal Open Pit, and Los Filos Underground between 2005 and 2007. Open pit mining commenced at Los Filos in 2005. Underground production at Los Filos commenced in 2007, and the first gold pour occurred that year. In 2013, exploration drilling below Bermejal Open Pit encountered high-grade oxide mineralization that is now referred to as the Bermejal Underground deposit. A total of 259 Mt of ore at 0.74 g/t Au, containing 6.1 Moz Au, was mined by Los Filos from 2005 to June 30, 2022. Reference should be made to the Los Filos Technical Report for further details on past exploration and production activities at Los Filos.

The most recent Mineral Resource estimate reported for the Los Filos mine was completed by SRK in 2019. Table 1 shows a comparison of ore tonnes, gold grade, and contained gold ounces in the 2022 estimate with the 2019 estimate (both inclusive of Mineral Reserves).

Table 1: Mineral Resource Estimate, 2019 (SRK)

Area	Class	2019 Estimate (SRK)
		Tonnes (kt)	Gold Grade (g/t)	Contained Gold (koz)
Bermejal–Guadalupe Open Pit(1)	Measured	2,689	0.60	52
	Indicated	116,570	0.83	3,111
	Measured + Indicated	119,259	0.82	3,163
	Inferred	29,798	0.86	824
Bermejal Underground	Measured	445	7.37	105
	Indicated	11,012	5.79	2,050
	Measured + Indicated	11,457	5.85	2,155
	Inferred	4,071	4.56	597
Los Filos Open Pit1	Measured	107,981	0.62	2,152
	Indicated	80,691	0.5	1,297
	Measured + Indicated	188,672	0.57	3,450
	Inferred	62,604	0.5	1,006
Los Filos Underground	Measured	3,516	4.79	541
	Indicated	3,405	4.24	464
	Measured + Indicated	6,921	4.52	1,005
	Inferred	1,731	3.7	206
TOTAL	Measured	114,631	0.77	2,851
	Indicated	211,678	1.02	6,922
	Measured + Indicated	326,309	0.93	9,773
	Inferred	98,204	0.83	2,633

Notes:

(1)	2019 open pit Mineral Resources estimated in $1,400/oz Au pit shell; 2019 Bermejal Open Pit model does not include Guadalupe

3.	Geological Setting, Mineralization and Deposit Types

Los Filos is in the Guerrero Gold Belt near the centre of a large, approximately 200 km-diameter, circular feature known as the Morelos–Guerrero sedimentary basin. The basin consists of a thick sequence of Mesozoic platform carbonate and argillaceous rocks including the succession of the Morelos, Cuautla, and Mezcala Formations. The Cretaceous carbonate rocks were intruded by numerous early Tertiary-age granitoid bodies. The distribution of intrusions along northwest-trending belts is interpreted to reflect the control on their emplacement by pre-existing northwest-trending faults.

Tertiary granodiorites that intrude the carbonate sedimentary units on the mine property include: the eastern and western Los Filos stocks, the Bermejal–Guadalupe stock, the Xochipala intrusion, and an unnamed granodiorite intrusion in the northeast portion of the property. Mineralization identified within the Los Filos property is typical of intrusion-related gold–silver skarn deposits. Gold skarns typically form in orogenic belts at convergent plate margins and are related to plutonism associated with the development of oceanic island arcs or back arcs.

Mineralization is geologically controlled either by being hosted by, or spatially associated with, skarn development during contact metamorphism of the carbonates by the intruding granitoid rocks. The Los Filos stocks form two circular deposits, each approximately 1.5 km in diameter, with mineralization focused along the contacts with the host rocks. The Bermejal–Guadalupe stock forms on oblong shape over 5 km long, with the Bermejal deposit on the northern end, and the Guadalupe deposit approximately 2 km southeast of Bermejal; the stock continues further southeast to the San Pablo deposit. Massive magnetite, hematite, goethite, and jasperoidal silica, with minor associated pyrite, pyrrhotite, chalcopyrite, and native gold typically occur in the veins and metasomatic replacement bodies that develop at the contacts between the carbonate and intrusive rocks. Extensive, deep oxidation of the deposits (that occurred at the time of mineralization) has altered the mineralization into material that is amenable to cyanidation recovery techniques without the need of pre-treatment by roasting or other methods.

In the Los Filos area, known mineralization is associated with early-Tertiary Los Filos and Bermejal–Guadalupe granodiorite stocks that were emplaced into the host carbonate rocks. Mineralization mined in the Los Filos Open Pit is associated with a shallowly east-dipping diorite sill and with the upper portion of the eastern stock. The Los Filos Underground is divided into the Los Filos North (Norte) and South (Sur) sectors along the north and south sides of both the western and eastern stocks. The principal mining areas in the North sector are Nukay and Peninsular, and in the South sector are Independencia and Sur.

Mineralization in the Bermejal–Guadalupe area occurs along the contact of the Bermejal–Guadalupe stock with the carbonate rocks of the Morelos Formation. The Bermejal Open Pit mineralization is typically at the top or on the flanks of the upper portion of the intrusive. On the northern end of the stock, mineralization extends below the Bermejal Open Pit and down the steeply dipping to vertical flanks of the intrusion, and is referred to as the Bermejal Underground deposit.

The total circumference of the Los Filos stocks is approximately 8 km, with at least half of this circumference tested by drilling or with mining development. The Bermejal–Guadalupe stock has a circumference of approximately 16 km, and although the contacts along the upper portion of the intrusion have been mined by open pit, only a few kilometres of this contact have been explored at depth. Mineralization extends from surface to over 700 m deep, and is variable in grade and width. Additional exploration targets are present along the intrusion contacts in both the Los Filos and Bermejal–Guadalupe areas.

Mineralization on the Los Filos Mine Complex property is typical of intrusion-related gold–silver iron-oxide skarn deposits. Gold skarns typically form in orogenic belts at convergent plate margins and are related to plutonism associated with the development of oceanic island arcs or back arcs. Skarns develop in sedimentary carbonate rocks, calcareous clastic rocks, volcaniclastic rocks, or (rarely) volcanic flows. They are commonly related to intrusion of the sediments by high- to intermediate-level stocks, sills, and dykes of gabbro, diorite, quartz diorite, or granodiorite composition. Skarns are classified as calcic or magnesian types; the calcic subtype is further subdivided into pyroxene, epidote, or garnet-rich members. These contrasting mineral assemblages reflect differences in the host rock lithologies, as well as the oxidation and sulphidation conditions in which the skarns developed, as further described in the Los Filos Technical Report. Mineralization frequently displays strong stratigraphic and structural controls. Deposits can form along sill–dyke intersections, sill–fault contacts, bedding–fault intersections, fold axes, and permeable faults or tension zones. In the pyroxene-rich and epidote-rich types, mineralization commonly develops in the more distal portions of the alteration envelopes. In some districts, assemblages of reduced, iron-rich intrusions can be spatially related to gold–skarn mineralization. Mineralization in the garnet-rich gold skarns tends to lie more proximal to the intrusions.

The deposits of the Los Filos Mine Complex are considered examples of calcic-type skarns and display all three subtypes of skarns described above, depending on depth in the system and host rock. All the deposits are genetically related to porphyritic diorites, tonalites, and granodiorites, as well as the hydrothermal system that accompanied intrusive emplacement.

Mineralization is either hosted by, or spatially associated with, marble formed during contact metamorphism of the carbonates. Massive magnetite, hematite, goethite, and jasperoidal silica, with minor associated pyrite, pyrrhotite, chalcopyrite, and native gold, typically occur in the veins and metasomatic replacement bodies that developed at the contacts between the platform carbonates and intrusive rocks. Extensive, deep oxidation of the deposits (that occurred at the time of mineralization) has altered the mineralization into material that is amenable to cyanidation recovery techniques without the need of pre-treatment by roasting or other methods.

4.	Exploration

Equinox Gold and previous companies have undertaken exploration at the Los Filos Mine Complex with a focus on the granodiorite/carbonate contacts in the Los Filos and Bermejal–Guadalupe areas. Exploration activities have included regional and detail mapping; rock and soil sampling; trenching; channel sampling; reverse-circulation (“RC”) and diamond drilling; ground induced polarization, ground magnetic, and aeromagnetic geophysical surveys; mineralization characterization studies; LiDAR surveys; and metallurgical testing of samples.

In March 2022, Eagle Mapping group of Vancouver collected LiDAR and aerial photography surveys of the Los Filos property at a minimum density of 8 ppm with LiDAR accuracies of 15 cm (vertical) and 30 cm (horizontal). Aerial photography was orthorectified to the LiDAR model producing an orthophoto with 15 cm pixel resolution, a digital elevation model (DEM), a digital surface model (DSM), and contour data. The area covered by the surveys includes all concessions of the Los Filos Mine Complex property.

Surface mapping and sampling, geochemical surveys, and magnetic surveys highlight the intrusions and related alteration products of contact metamorphism relative to the host carbonate rocks. These alteration zones can host gold skarn mineralization, which requires drilling to delineate.

5.	Drilling

From 2003 to June 30, 2022, 939,782 m of diamond and RC drilling have been completed at the Los Filos Mine Complex, including 64,930 m since 2019. This includes drilling for open pit and underground targets at the Los Filos Open Pit, Bermejal Open Pit, Bermejal Underground, Guadalupe, San Pablo, and Xochipala areas and the underground drilling programs in the Los Filos North and South sectors. Drilling since 2019 has focused on extending mineralization in the Bermejal–Guadalupe open pits, Bermejal Underground, Los Filos Open Pit, and Los Filos Underground. Three contractors have completed drilling since 2019, using 13 different drill rigs.

Intersection spacing across the deposits that were drilled from surface is approximately 35 x 35 m in areas with closely spaced drilling and widens to about 70 x 70 m in the areas that are less well drilled. Drill spacing is wider again (i.e., 100 x 100 m) in the areas outside the conceptual pit outlines that are used to constrain Mineral Resources. Drill-hole azimuths depend on the orientation of the deposit being drilled. Dips range from 65° to 90° and are commonly 90° for drilling related to the open pit mineralization.

For the Bermejal Underground deposit, the drill azimuth varies due to the arcuate shape of the deposit’s strike. The primary azimuths are usually 60° and 180° for the eastern and central portions of the deposit, respectively, whereas the drill holes on the western sector were vertical to provide an intersection angle that is close to perpendicular to the sub-sill mineralization.

In the opinion of the responsible Qualified Person, the quantity, quality, and spacing of the lithological, geotechnical, collar survey, and downhole survey data collected in the exploration and infill drill programs are sufficient to support Mineral Resource and Mineral Reserve estimation.

6.	Sampling, Analysis and Data Verification

Geological logging data for the Los Filos Mine Complex is recorded on tablet computers directly into an acQuire™ database. Sample and assay data are uploaded digitally. Survey data is imported or uploaded from the survey instruments. All drill core samples for exploration and resource estimation are sent to an external laboratory for sample preparation (ALS Chemex, Guadalajara, Mexico) and assaying (ALS Chemex, Vancouver, B.C.).

No RC samples were collected from drilling programs in 2017. From 2018 to the present, RC samples have been collected from drilling programs in the Bermejal-Guadalupe Open Pit and Los Filos Open Pit.

Drill cuttings from previous RC drilling at the Los Filos Mine Complex were sampled at intervals of 1.52 m. The material was split at the drill into several portions of 12 kg or less. Of these, a 300 g “assay split” was shipped to the external laboratory, and the “second split” was stored on the property.

Drill cuttings from RC drilling prior to 2017 at the Bermejal deposit were sampled dry at 2 m intervals. The samples were then transferred to the core facility, then riffle split in three cycles until a 10 kg sample was obtained. The split sample was then bagged and tagged and sent to the sample preparation laboratory (at that time the laboratories used were the San Luis Potosi facility of Bondar Clegg and the Hermosillo location of Skyline Laboratories).

For RC samples collected in 2018–2022, drill cuttings were sampled dry at 2 m intervals. All the cuttings were collected in high-strength plastic bags that were previously marked, then weighed to determine the recovery for the interval. The bags were then transferred to the core facility, then riffle split in three cycles until a 6 kg sample was obtained. The split sample was then bagged and tagged and sent to the sample preparation laboratory (ALS Chemex, Guadalajara). The remainder of the RC sample was saved in high-strength bags and stored on site.

Since 2003, core samples for exploration and infill drill programs were either split or cut depending on the hardness or competency of the mineralized material. Splitting was conducted manually with a spatula or putty knife or split with a HYDRASPLIT manual hydraulic splitter. Core cutting was conducted with 220 V Rockman saws, and the core was cut in half along the core axis. The splitting or cutting takes lithological contacts into account, as determined by the geologist during sample interval selection. Samples are usually shorter than 1.5 m, with a minimum sample length of 0.3 m and a maximum of 3 m.

HQ and NQ core is split or cut in half. Half of the core is sent for sample preparation and analysis, and the remaining half is retained in the core box. Splitting or cutting core for metallurgical samples usually involves a larger proportion of the core being sent for analysis (75%), with the rest retained in the core box (typically using PQ size core).

Once the samples are cut or split, they are bagged and numbered in polyethylene bags.

Quality control and quality assurance (“QA/QC”) samples are added to the sampling sequence prior to packaging sample bags for shipment.

The following procedures are applied by ALS Chemex, Guadalajara, Mexico to core samples that are currently sent to the preparation laboratory, with every fiftieth sample screen-tested to check that the below standards of crushing and pulverizing are being achieved:

•	Checking samples received against the manifest of the samples that were sent from the Los Filos Mine Complex;

•	Weighing the sample as received and entering it into the Laboratory Information Management System;

•	Drying sample for 12 hours (oven dry at 105°C);

•	Crushing sample to P100 2 mm;

•	Splitting sample to produce a 1.5 kg split and a reject sample; and

•	Pulverizing sample to P85 75 µm in a ring and puck pulverizer.

All samples from the current drilling programs are analyzed for gold using a standard 50 g fire assay with gold detection by flame atomic absorption spectrometry to a 0.01 ppm detection limit. Multi-element analyses are completed using a multi-acid digest method and an induced coupled plasma optical emission spectrometry finish on 36 elements.

The core facility at the Los Filos Mine Complex is within a secure and monitored area on the mine property, and samples are always attended or locked at the sample collection and dispatch facility. Core boxes are transported to the core facility by the drilling contractors. Los Filos mine exploration department personnel undertake sample collection and transportation on site. Independent laboratory personnel using their company vehicles transport samples to the preparation laboratory. The sample preparation and analytical laboratory are independent of Equinox Gold. Chain-of- custody procedures consist of filling out sample submittal forms that are sent to the laboratory with sample shipments, to make certain the preparation laboratory receives all samples.

A QA/QC program is in use by the Los Filos Mine Complex exploration department and the independent laboratory also maintains its own QA/QC program to monitor the performance, accuracy and precision of the laboratory analyses. The Los Filos exploration department has a standard QA/QC program in place for all drill core and RC sampling, and also underground mine sampling. The QA/QC program for samples from drilling includes routine insertion of duplicate samples, blank samples, and standards (certified reference materials) and also check-assaying of a suite of samples at an external third-party laboratory.

Assays are received from ALS Chemex as a CSV file. While importing the assays into the acQuire™ database, the software checks the duplicate, blank, and standard samples to determine if they are within the accepted ranges. In the event of a failure, the laboratory is asked to reanalyze the batch of samples that contain the control sample outside the accepted range. Once the re-assays for the batch of samples are received, and if the control sample is within the accepted range, the assays are imported to acQuire™.

Los Filos Mine Complex geologists routinely perform validation checks on data, including checks on drill hole surveys, collar coordinates, lithology data, and assay data. Equinox Gold corporate staff completed an additional validation, which included checking coordinates of drill hole collars in the field and reviewing approximately 5% of data collected since 2004. Previous operators conducted and documented validation of drill holes completed prior to 2004. No significant errors or omissions were identified with the database following these checks.

In the responsible Qualified Person’s opinion, the sampling, sample preparation, security, and analytical methods currently in use are acceptable and meet industry-standard practices. In the opinion of the responsible Qualified Person, the data have also been verified, and are therefore adequate for Mineral Resource and Mineral Reserve estimation, and mine planning purposes.

7.	Mineral Processing and Metallurgical Testing

Extensive metallurgical testwork on samples from the various deposits that comprise the Los Filos Mine Complex has been conducted over the past two decades.

Los Filos Open Pit uses geometallurgical domains for defining ore types, whereas Los Filos Underground, Bermejal Open Pit, Bermejal Underground, and Guadalupe Open Pit use rock-type domains for defining ore types. The metallurgical test programs performed prior to 2016 were focused on validating the predicted recovery formulas for heap leaching Los Filos Open Pit and Los Filos Underground and Bermejal Open Pit that were created by Simon Hille (Leach Inc.). Metallurgical test programs performed during or after 2016 started to focus on the potential of using CIL to recover gold from ore that contained greater than 1% total sulphur, mainly from Bermejal Open Pit, Bermejal Underground and Guadalupe Open Pit ore sources.

The metallurgical testwork prior to 2016 focused on determining heap leach gold recovery and heap leach engineering design, and the metallurgical testwork has been performed exclusively by Kappes, Cassiday & Associates (“KCA”) of Reno, Nevada, U.S. Simon Hille conducted an evaluation of heap leach gold recoveries early in 2005, and the results were incorporated into the projection of gold recoveries based on testwork KCA performed in 1998 and 2004/2005, as well as McClelland Laboratories Inc. Simon Hille’s evaluation created a predicted gold recovery model for each ore type and for run of mine (“ROM”) and Crushed material and the model was applied to Los Filos Open Pit, Los Filos Underground, and Bermejal Open Pit ore sources. Simon Hille’s predicted gold recovery model, derived in 2005, has been validated by the testwork performed from 2005 to 2016.

Several metallurgical testwork programs were completed on Bermejal Underground and Guadalupe Open Pit ores after 2015. The Bermejal Underground metallurgical testwork program focused on comparing heap leach gold recovery to CIL gold recovery and supporting CIL engineering design.

The metal recoveries for gold and silver are based on historical metallurgical testing of the various deposits for heap leaching and recent testwork for CIL processing. Recoveries and associated processing costs vary depending on rock type, copper and sulphur content as well as processing route, as shown in Table 2 and Table 3.

Table 2: Processing Costs and Recoveries for Heap Leach Crushed and ROM Ores

Source	Lithology	Recovery formula Au	Recovery Ag (%)	Operating Cost Formula
Bermejal Open Pit Crushed	Carbonate	51%	14	=(4.8682*%Cu+1.8812)*CNCST+BCRCST
	Intrusive	=IF(%S<=1.0,0.68,- 0.0582*%S+0.5321)	14	=(4.8682*%Cu+1.8812)*CNCST+BCRCST
	Oxide	=IF(%S<=1.0,0.64,- 0.0355*%S+0.6337)	14	=(4.8682*%Cu+1.8812)*CNCST+BCRCST
Bermejal Open Pit ROM	Carbonate	42%	11	=(4.8682*%Cu+0.9512)*CNCST+BUCRCST
	Intrusive	=IF(%S<=1.0,0.58,- 0.0582*%S+0.4321)	11	=(4.8682*%Cu+0.9512)*CNCST+BUCRCST
	Oxide	=IF(%S<=1.0,0.48,- 0.0355*%S+0.4737)	11	=(4.8682*%Cu+0.9512)*CNCST+BUCRCST

Source	Lithology	Recovery formula Au	Recovery Ag (%)	Operating Cost Formula
Los Filos Underground Crushed	All Ore	80%	11	=BCRCST+1.63*CNCST
Bermejal Underground Crushed	All Ore	=if(%S<1.0,- 0.0508*%S+0.7786,- 0.0169*%S+0.6075)	14	=(4.6696*%Cu+1.7502)*CNCST+BCRCST
Los Filos Open Pit Crushed	F1a	76%	11	=BCRCST+1.63*CNCST
	F1b	70%	11	=BCRCST+1.63*CNCST
	FII	54%	11	=BCRCST+1.63*CNCST
	FIII	61%	11	=BCRCST+1.63*CNCST
	FIV	61%	11	=BCRCST+1.63*CNCST
Los Filos Open Pit ROM	F1a	64%	9	=BUCRCST+0.7*CNCST
	F1b	50%	9	=BUCRCST+0.7*CNCST
	FII	45%	9	=BUCRCST+0.7*CNCST
	FIII	30%	9	=BUCRCST+0.7*CNCST
	FIV	48%	9	=BUCRCST+0.7*CNCST
Guadalupe Open Pit Crushed	Carbonate	51%	14	=(2.893*%Cu+1.9897)*CNCST+BCRCST
	Intrusive	=IF(%S<=1.0,0.68,- 0.0582*%S+0.5321)	14	=(2.893*%Cu+1.9897)*CNCST+BCRCST
	Oxide	=IF(%S<=1.0,0.64,- 0.0355*%S+0.6337)	14	=(2.893*%Cu+1.9897)*CNCST+BCRCST
Guadalupe Open Pit ROM	Carbonate	42%	11	=(2.893*%Cu+1.0597)*CNCST+BUCRCST
	Intrusive	=IF(%S<=1.0,0.58,- 0.0582*%S+0.4321)	11	=(2.893*%Cu+1.0597)*CNCST+BUCRCST
	Oxide	=IF(%S<=1.0,0.48,- 0.0355*%S+0.4737)	11	=(2.893*%Cu+1.0597)*CNCST+BUCRCST

Notes:

BCRCST = base cost crushed = $6.03/t of ore.

BUCRCST = base cost ROM = $2.25/t of ore.

CNCST = cyanide cost = $1.95/kg.

Table 3: Processing Costs and Recoveries for CIL

Source	Recovery Formula Au	Recovery Ag (%)	Operating Cost Formula
Bermejal Open Pit	=IF(S%<=2.3,- 0.1346*S%+0.8758, -0.0076*S%+0.5812)	39.0	=(8.0185*%Cu+0.9323)*CNCST+BCST
Los Filos Underground	95%	37.0	=IF(%Cu<0.1,0.28,2.4722*%Cu+0.0328)*CNCST+BCST
Bermejal Underground	90%	55.0	=IF(%Cu>=0.25,8.653*%Cu+0.103,1.55)*CNCST+BCST
Los Filos Open Pit	90%	50.	=(1.19*CNCST)+BCST
Guadalupe Open Pit	=IF(S%<=2.3,- 0.1346*S%+0.8758,- 0.0076*S%+0.5812)	39.0%	=(3*%Cu+1.6329)*CNCST+BCST

Notes:

CNCST = cyanide cost = $1.95/kg.

BCST = base CIL operating cost = $8.99/t of ore.

Multi-element analyses of all drill core samples and detailed assaying of a large number of metallurgical test samples indicate that the Mineral Resources at Los Filos Open Pit and Los Filos Underground contain no significant concentrations of deleterious elements, and are amenable to heap leach gold recovery. However, some areas of the Bermejal Open Pit, Guadalupe Open Pit, and Bermejal Underground deposits contain high sulphur and copper levels. Gold recovery has been found to decrease with increasing sulphur levels in the ore, and cyanide consumption has been found to increase with increasing copper levels in the ore.

The majority of mineralization at Los Filos Open Pit and Los Filos Underground is Oxide with low sulphur values, and is amenable to heap leach recovery of the gold. Mineral Resources containing over 1.0% total sulphur have been historically excluded from Mineral Reserves and were stockpiled separately from the waste dumps. With the addition of the CIL plant, higher-sulphur-content ores are able to be mined and processed, which provides greater flexibility for ore sourced from the Bermejal Open Pit, Guadalupe Open Pit, and Bermejal Underground ore sources, all of which contain higher sulphur contents than typically encountered in the Los Filos Open Pit and Los Filos Underground ore sources.

8.	Mineral Resource and Mineral Reserve Estimates

8.1	Mineral Resource Estimates

Equinox Gold personnel prepared Mineral Resource estimates for the Los Filos, Bermejal, and Guadalupe Open Pits, and the Los Filos and Bermejal Underground deposits with an effective date of June 30, 2022. Mineral Resources are depleted to June 30, 2022, and reported exclusive of Mineral Reserves are as follows:

Table 4: Mineral Resource Statement by Deposit for the Los Filos Mine Complex,

Exclusive of Mineral Reserves, June 30, 2022

Area	Classification	Tonnage (kt)	Gold Grade (g/t)	Contained Gold (koz)	Silver Grade (g/t)	Contained Silver (koz)
Bermejal/Guadalupe Open Pit	Measured	9,898	0.76	243	6.4	2,034
	Indicated	184,152	0.59	3,492	7.6	45,186
	Measured & Indicated	194,050	0.60	3,734	7.6	47,220
	Inferred	44,292	0.55	777	9.8	13,932
Bermejal Underground (below $1,500 pit shell)	Measured	—	—	—	—	—
	Indicated	998	3.97	127	16.3	522
	Measured & Indicated	998	3.97	127	16.3	522
	Inferred	1,501	4.98	241	22.7	1,093
Los Filos Open Pit	Measured	35,327	1.09	1,238	6.4	7,315
	Indicated	90,544	0.79	2,290	6.5	18,857
	Measured & Indicated	125,870	0.87	3,528	6.5	26,172
	Inferred	87,552	0.68	1,914	7.7	21,657
Los Filos Underground	Measured	2,081	4.13	276	22.8	1,527
	Indicated	2,326	3.09	231	25.7	1,920
	Measured & Indicated	4,407	3.58	507	24.3	3,446
	Inferred	2,590	3.67	306	27.5	2,287
Total	Measured	47,306	1.15	1,757	7.2	10,876
	Indicated	278,020	0.69	6,140	7.4	66,485
	Measured & Indicated	325,326	0.75	7,897	7.4	77,360
	Inferred	135,935	0.74	3,237	8.9	38,969

Notes:

Mineral Resources are exclusive of Mineral Reserves.

Mineral Resources that are not Mineral Reserves do not have a demonstrated economic viability.

Mineral Resources are reported to a gold price of $1,550/oz and a silver price of $18/oz.

Open pit Mineral Resources are defined within pit shells that use variable mining and recovery estimates depending on the geometallurgical domain and whether mineralization is projected to report to crush–leach, run-of-mine or CIL for processing requirements.

Open pit Mineral Resources are reported to a gold cut-off grade of 0.2 g/t.

Open pit Mineral Resources use variable mining costs of $1.27–$1.43/t and variable processing costs of $3.40–$12.81/t. Recovery ranges from 50% to 85% depending on ore treatment method.

Underground Mineral Resources use variable mining costs of $57.21–$93.12/t and variable processing costs of $9.53–$11.64/t, and a process recovery of 90%–95%.

Underground Mineral Resources are reported to a gold cut-off grade of: 1.71 g/t Au for Los Filos South Underground; 2.05 g/t Au for Los Filos North Underground; 2.71 g/t Au for Bermejal underground. Quantity of material is rounded to the nearest 1,000 tonnes; grades are rounded to two decimal places for Au, one decimal place for Ag; rounding as required by reporting guidelines may result in apparent summation differences.

The Qualified Person responsible for the Mineral Resource estimate is Ali Shahkar (P.Eng.).

Mineral Resources that are not Mineral Reserves do not have a demonstrated economic viability.

Block model quantities and grade estimates for the Los Filos and Bermejal–Guadalupe deposits were classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (CIM, 2014). The Qualified Person for these Mineral Resources is Ali Shahkar (P. Eng.), Director Mineral Resources at Equinox Gold.

Mineral Resource classification is subjective and depends on the experience of the Qualified Person and their confidence in the geological and grade continuity of mineralization, confidence in the quality, quantity, and distribution of data supporting the estimates, and the geostatistical confidence in the resource estimates. Classification should delineate regular areas at a similar resource classification.

The responsible Qualified Person is satisfied that the geological modelling accurately reflects the available geological information and knowledge at a scale appropriate for the mining methods considered. The sample locations and assay data, which include samples from core and RC drilling, and underground channels, are sufficiently reliable to support resource evaluation.

Mining at the Los Filos Mine Complex is conducted by both open pit and underground methods, on two separate and complex deposits. As such, the confidence in geological and grade continuity, and the data spacing required for classification as Measured Mineral Resources (within the meaning of NI 43-101) and Indicated Mineral Resources (within the meaning of NI 43-101) (and therefore sufficient for mine planning) varies depending on both the mining method and the detailed nature of the deposits. Classification at Los Filos is primarily based on search distances from data (drill holes and in some cases channel samples). Bermejal–Guadalupe Open Pit and Bermejal Underground models did not use hard boundaries for classification (distance searches were allowed to cross geological boundaries), whereas at Los Filos Open Pit and Los Filos Underground, due to more irregular data spacing in some geological domains, classification used hard boundaries for the three main domain types (Oxide, Granodiorite, and Carbonate). The Bermejal–Guadalupe Open Pit model considered Guadalupe underground channel samples for Indicated and Inferred Mineral Resource (within the meaning of NI 43-101) classification, but not Measured. Channel samples were considered for classification in the Los Filos Underground models, but not the Los Filos Open Pit or Bermejal Underground models. A small resource area within the Bermejal–Guadalupe Open Pit model known as the 7 Vetas area was assigned only Inferred classification. In the Bermejal Underground model, all blocks within Carbonate (domain numbers 60, 61, and 62) are set as Inferred Mineral Resources.

There are no known environmental, permitting, socioeconomic, legal, title, taxation, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate.

Estimating Mineral Resources is not without risks: factors such as additional drilling and sampling may affect the geological interpretation, the conceptual pit shells, or the underground mining assumptions. Other factors that may have a positive or negative impact on the estimated Mineral Resources include the following: gold and silver price assumptions; changes in interpretations of lithological, mineralization, or geometallurgical domains; pit slope angles for the open pits or geotechnical assumptions for underground stope designs; changes to the methodology used to assign densities in the resource models; changes to the assumptions used to generate the gold cut-off grades for resource declaration; changes to the parameters used for grade estimation; and changes to the classification criteria used.

8.2	Mineral Reserve Estimates

Mineral Reserves are reported in accordance with NI 43-101, CIM (2014) definitions. Modifying factors were applied to convert Mineral Resources to Mineral Reserves, including mining cut-off grades, mining dilution, and mining recovery factors. Only Measured and Indicated Mineral Resources are used to state Mineral Reserves. The consolidated open pit and underground Mineral Reserve estimate based on Proven Mineral Reserves (within the meaning of NI 43-101) and Probable Mineral Reserves (within the meaning of NI 43-101) for Los Filos is presented in Table 5.

Table 5: Consolidated Mineral Reserves Statement for Los Filos Mine Complex as of June 30, 2022

Classification	Mining Method	Tonnes (kt)	Grade (g/t Au)	Contained Au (koz)	Grade (g/t Ag)	Contained Ag (koz)
Proven	Open Pit	35,154	0.74	837	5.0	5,677
	Underground	299	4.15	40	13.7	132
	Proven total	35,453	0.77	877	5.1	5,809
Probable	Open Pit	145,476	0.62	2,921	6.3	29,303
	Underground	12,297	3.94	1,556	18.9	7,458
	Probable total	157,773	0.88	4,477	7.2	36,761
Proven and Probable	Open Pit	180,629	0.65	3,758	6.0	34,980
	Underground	12,597	3.94	1,596	18.7	7,590
	Proven and Probable	193,226	0.86	5,354	6.9	42,570

Notes:

CIM Definition Standards for Mineral Resources and Mineral Reserves (CIM, 2014) were used for reporting of Mineral Reserves.

Mineral Reserves are estimated using a long-term gold price of $1,450 per troy oz and a long-term silver price of $18 per troy oz for all mining areas.

Mineral Reserves are stated in terms of delivered tonnes and grade, before process recovery.

Mineral Reserves are defined by pit optimization and are based on variable break-even cut-offs as generated by process destination and metallurgical recoveries.

Metal recoveries are variable dependent on metal head grades.

Open pit dilution is applied at: a. 5% at a zero grade for Au and Ag for Bermejal Open Pit and Guadalupe Open Pit, and b. 7% at zero grade for Au and Ag for Los Filos Open Pit.

Open pit mining recovery is applied at: a. 95% for Bermejal Open Pit and Guadalupe Open Pit, and b. 93% for Los Filos Open Pit.

Heap leach process recovery varies based on rock type.

Effective date of Mineral Reserves is June 30, 2022.

Tonnage and grade measurements are in metric units. Contained Au and Ag ounces are reported as troy ounces.

Underground Mineral Reserves are reported based on a variable net processing return cut-off value varying between $65.80 and $96.60/t

Underground dilution is assigned an average of 10% at a zero grade for Au and Ag.

Underground mining recovery is set to 97%.

Totals may not compute exactly due to rounding.

The Qualified Person for the open pit estimate is Mr. Eugene Tucker, P.Eng., and for the underground estimate is Mr. Paul Salmenmaki, P.Eng.

The metal recoveries for gold and silver are based on historical metallurgical testing of the various deposits for heap leaching as well as recent testwork for CIL processing. Metal recoveries for gold and silver and associated processing costs vary depending on rock type, copper (Cu) and sulphur (S) content, and processing route.

Pit optimizations were performed using the Lerchs–Grossmann algorithm to define economically mineable shapes using an open pit mining method.

Two pit optimization scenarios were analyzed to define the optimum mining shapes to use as the basis for pit designs; the first scenario incorporated the G&A costs in the cost structure used for pit optimization (G&A included), whereas the second scenario omitted the latter costs (G&A excluded). The two scenarios were used to evaluate the impact of fixed costs on pit phase selection for inclusion into the mine plan, due to excess processing capacity at stages of the mine life.

Pit phases were designed based on the selected optimized pit shells for the two scenarios and by taking into account geotechnical parameters and operational constraints.

Topographic surveys as of June 30, 2022, were used to deplete the open pit mines.

Open pit mining ore loss and dilution parameters were assessed based on operational practices and reconciliations between the block model and production actuals. Based on these reconciliations and expected future mining conditions mining loss and dilution for the Los Filos Open Pit pit area were both estimated at 7%. For the Bermejal Open Pit and Guadalupe Open Pit pit areas mining loss and dilution were estimated at 5%.

Inputs to the optimization process include slope angles, metallurgical recoveries, operating costs, selling costs, and government royalties.

Mining operating costs are based on historical costs and first principles estimates. An incremental haulage cost increase of approximately $0.02/t per bench was applied to material mined from benches that are above or below the reference bench elevation, which is the bench elevation at which haul trucks exit each pit. Mining costs vary by destination due to variable surface haulage distances to the respective destination.

The economic cut-off varies based on the metallurgical recovery and operating cost assigned to each mined block. The metallurgical recovery for each block varies based on the rock type, sulphur content, and the processing destination (crushed heap leach, ROM heap leach or CIL). The operating cost for each block varies based on the mining, processing, and G&A cost. The mining cost is dependent on the haulage distance to the processing destination.

The Qualified Persons responsible for the Mineral Reserve estimates are not aware of any mining, metallurgical, infrastructure, permitting or other relevant factors that could materially affect the Mineral Reserve estimates.

Factors that may affect the Mineral Reserve estimates include the following: commodity prices; mining recovery and metallurgical recovery assumptions; presence of unexpected quantities of copper or sulphur, which may impact economical treatment of ore at the process plant or heap leach facility; methodology of assigning ore densities; geotechnical characteristics of the rock mass; excess underground mining dilution; and ability to consistently deliver the required process plant feed to the process plant.

9.	Mining Operations

9.1	Underground Mining

The current mining methods for Los Filos Underground are overhand cut and fill in the narrow areas and overhand drift and fill in the wider areas. Both are proven methods at Los Filos Underground and allow for a high degree of selectivity. The longhole open stoping mining method is also used in targeted areas of vertical ore body continuity and good rock conditions.

The mining method currently used for Bermejal Underground is overhand drift and fill in oxide ore, which constitutes most of the deposit, and underhand drift and fill to mine ore in intrusive host rock.

Based on the selective nature of the predominant cut-and-fill mining method, AMC anticipates that good mining practices will allow mining dilution to stabilize around 10% and mining recovery at 97%.

Underground ore is sent to the heap leach crushed processing route until the CIL plant is expected to become available in mid-2024. The cut-off values supporting the estimation of underground Mineral Reserves were developed as a net processing return for Bermejal Underground, as the processing cost and metallurgical recovery to the CIL plant are variable. With respect to Los Filos Underground, the cut-off grade was determined based on a fixed processing cost and metallurgical recovery based on the average grade over the remaining mine life.

The mining operations are currently contracted out at Bermejal Underground and Los Filos Underground South; the Los Filos Underground North mine is owner-operated.

Los Filos Underground is extracting ore from two main zones, Nukay and Peninsular. The mine is expected to produce approximately 1.2 Mt of ore at an average production rate of 960 t/d, until the end of its life in 2025. For Bermejal Underground, access to the ore zones is currently via the East portal. A second portal, the West portal, is planned to provide a second access by 2025. Once the second portal is completed, mining is planned to operate at a steady-state production rate of 1 Mt/a from 2025 to 2032.

9.2	Open Pit Mining

Open pit mining will remain owner-operated with conventional load, haul, drill and blast on 9 m benches. Loading is currently undertaken by 250-tonne shovels and large front-end loaders, and haulage by 136-tonne trucks. A larger mining fleet composed mainly of 180-tonne electric-drive trucks and 400-tonne face shovels is proposed to progressively replace the existing mining equipment as it reaches the end of its useful life.

Ore (Crushed) is hauled either to the crusher, for crushed heap leach, or directly to an ROM leach pad for processing. A 10,000 t/d CIL processing plant is planned to be constructed to offer an alternative processing destination starting in Q3 2024. Waste is hauled to external or in pit waste rock dumps.

Mathematical equations were used to derive the metallurgical recovery and processing costs for each mining block based on rock type, sulphur, gold, and copper content, and the processing destination (crushed or ROM heap leach, or CIL).

An allowance for mining dilution and mining recovery was used based on historical performance and reconciliation of the resource model to the mining production. Mining dilution and ore loss at Los Filos Open Pit is estimated at 7% and at 5% at the Bermejal and Guadalupe Open Pits.

These inputs, combined with mining costs, general and administrative costs, selling costs, metal prices, and royalties, were used to derive economic open pit cut-off grades.

The ultimate open pits were designed based on guidance from pit optimization, geotechnical parameters, and practical constraints.

A combination of external waste dumps and in-pit backfills was used to minimize haul distance for the waste rock mined.

9.3	Combined Schedule

The combined open pit and underground mine plan aimed at optimizing project value by allocating ore to the most attractive processing destination, based on mining and processing constraints, operating costs (“OPEX”), revenue, and capital costs (“CAPEX”) considerations. The combined mine plan results in an estimated mine life that extends until 2036. The resulting ore and gold production is presented in Table 6.

Table 6: Annual Processing Production Schedule

Item	Unit	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Heap Leach
Total Ore Processed	kt	147,510	2,942	15,755	11,488	15,763	14,595	13,923	15,138	11,321	8,227	9,143	6,192	3,057	8,745	2,877	8,344
Au grade—ore processed	g/t	0.47	1.05	0.68	0.48	0.44	0.39	0.36	0.36	0.59	0.47	0.42	0.41	0.28	0.39	0.24	0.57
Au recovery	%	55.1%	68.2%	61.9%	60.1%	55.2%	56.0%	52.4%	55.6%	51.9%	51.4%	54.7%	58.3%	52.7%	46.5%	36.4%	41.9%
Recovered gold	koz	1,223	68	213	107	123	101	84	98	112	64	67	48	15	52	8	64
CIL Plant
Total Ore Processed	kt	45,716	0	0	1,877	3,689	3,649	3,649	3,652	3,649	3,649	3,649	3,652	3,650	3,650	3,650	3,650
Au grade-ore processed	g/t	2.13	0.00	0.00	3.14	3.04	2.67	2.47	2.31	2.31	2.30	2.00	2.17	2.00	1.39	1.19	1.23
Au recovery	%	87.7%	0.00%	0.00%	89.8%	86.2%	89.9%	89.9%	88.6%	89.4%	87.1%	90.0%	90.0%	88.9%	85.7%	85.7%	71.1%
Recovered gold	koz	2,752	0	0	170	311	282	261	240	242	235	211	229	209	140	120	103
Total Metal Production
Total Silver Production	koz	11,830	44	167	580	1,148	855	686	1,489	1,657	774	701	560	793	691	911	770
Total Gold Production	koz	3,975	66	213	277	434	383	345	338	354	300	279	277	224	191	128	166

Note:

Totals may not add up due to rounding.

2022 = H2 2022.

10.	Processing and Recovery Operations

10.1	Heap Leach Process

Two large geosynthetic-lined heap leach pads are in operation, both of which have been divided into two sections: one for Crushed ore and the other for ROM ore. ROM ore is currently stacked on Pad 1 and Crushed ore on Pad 2. Pads 1 and 2 cover 2,515,000 m2 and 721,000 m², respectively, for a total area of 3,236,000 m2.

A simplified processing flowsheet of the heap leach process is shown in Figure 1.

Source:    Equinox Gold.

Figure 1:    Simplified Los Filos Processing Flowsheet

The Adsorption-Desorption-Recovery (“ADR”) plant is a conventional carbon-in-column adsorption facility associated with an elution circuit, carbon regeneration circuit and gold refinery that produces a gold–silver doré product. The ADR plant is used to recover all heap leached gold.

Three re-leaching programs have been instrumental in reducing the gold-recoverable inventory to 52 koz by June 30, 2022. The re-leaching programs were completed by the end of 2021. Equinox Gold reported the 2021 ending inventory to be 66 koz. Equinox Gold estimates that 14 koz of gold will be recovered in 2022 from ore stacked in Q4 2021. Ore stacked in Q1 & Q2 2022 is fully leached after 120 days for Crushed and 180 days for ROM ores. Depending on where the stacked ore is in the leaching cycle, it is estimated that 49 koz of recoverable gold will be recovered in Q3 2022 from the ore stacked in Q1 and Q2 2022. The remaining recoverable inventory in the heaps will be 17 koz.

Recovery factors estimated for the various ore sources to heap leaching process are based on appropriate metallurgical testwork, and these have been confirmed by recent production data.

10.2	CIL Process

The CIL plant design is based on a robust metallurgical flowsheet developed for optimum recovery, while minimizing CAPEX and OPEX. As the CIL plant is an addition to an existing operation, existing site services (power, water, etc.) will be used, where appropriate, to supply the new facilities. The process of the new CIL plant includes crushing, milling, gravity, carbon in leach, carbon regeneration, thickening, and filtration of the CIL tailings for dry-stack storage.

The plant design is considered appropriate for a project with an expected 12.5-year operating life. The key project design criteria for the CIL plant are:

•	Capacity to treat 10 kt/d (3.65 Mt/a) of varying blends of the ore types as determined by the integrated LOM production schedule.

•	Crushing plant utilization of 75% and CIL and tailings filtration plant utilization of 91.3%, supported by the incorporation of surge capacity and standby equipment, where required.

•	The grinding plant will grind ores to P80 0.075 mm and leach them in a CIL circuit for 40 hours to extract an estimated 90.6% contained gold and 38.8% contained silver.

•	The grinding flowsheet includes gravity concentration.

•	Gold will be recovered from the loaded carbon in a 10-tonne batch ADR plant.

•	CIL plant tailings will be thickened, filtered, and delivered by conveyors to the heap leach pad for stacking.

•	Sufficient automation and plant control will be incorporated to minimize the need for continuous operator intervention, but will allow manual override and control if and when required.

•	There are sufficient testwork and other data to support the gold and silver recovery estimates used for all material scheduled to be fed to the proposed CIL plant.

CIL design documents have been prepared and incorporate engineering and key metallurgical design criteria derived from the results of historical and recent metallurgical testwork programs.

At the time of completing the Los Filos Technical Report Equinox Gold has not made a construction decision for the CIL plant.

11.	Infrastructure, Permitting and Compliance Activities

11.1	Infrastructure

Major infrastructure at Los Filos includes: thirteen waste rock dumps, including in-pit waste dumps at Los Filos and Bermejal Open Pits; primary and secondary crushing plants (up to 25,000 t/d capacity); overland conveyors; agglomerator with cement and lime silos; two pregnant solution collection ponds (one for each heap), one recirculation pond, and two contingency water ponds; and ADR plant and gold refinery. Support facilities on the property include: access roads; haul roads from mining areas to waste dumps, crusher, and leach pads; open pit truck and equipment shop; underground equipment shops; welding shop; warehouse; administrative office facilities; underground offices (on surface); underground mine dry (change house); underground mine compressors; drill core logging and storage facilities; metallurgical laboratory; fire assay and atomic absorption assay laboratory; explosive storage facilities; power distribution facilities; fuel storage facilities; water distribution facilities; personnel training facilities; environmental monitoring facilities; and an airstrip (1,200 m long paved strip). Additional infrastructure that is not directly at the Los Filos Mine Complex, but is nearby, are a power substation, water supply line and pumping stations and the residential camp.

Approximately 260 Mt of ore have been stacked on the heap leach pads. There is sufficient storage capacity for the LOM Crushed ore on Pad 2; however, Pad 1 will not have enough storage capacity to store all the LOM ROM ore. A third pad (Pad 3) will be constructed at the southern end of Pad 2 to provide 63.5 Mt of additional storage for ROM. This new pad will be constructed in three phases, starting with the first phase in 2023. In addition, an “interliner” is proposed to be constructed on top of portions of Pads 1, 2, and 3 once the pads have been filled to their design capacity. The interliner will provide up to 60 Mt of additional storage capacity for ROM ore. The interliner will be built in two phases, with the first phase required by Q1 2031 and the second phase by Q4 2032. The current and planned heap leach pad infrastructure will be sufficient to support mining operations for the LOM plan.

A total of 45.7 Mt of tailings will be generated from fine grinding the various ores during the CIL process. The tailings will be filtered through a series of pressure filter presses to achieve a high degree of dewatering, with the resultant tailings cake disposed in a filtered tailings storage facility on the eastern side of Pad 1 and close to the planned tailings filter plant. The filtered tailings will be transported from the tailings filter plant to the deposition area by mobile grasshopper conveyors and deposited with a radial stacker. The filtered tailings storage facility will be developed in phases, and the first phase is expected to be prepared by mid-2024 when the CIL plant and tailings filter plant are commissioned.

New waste rock facilities (“WRFs”) are proposed, which will partially or completely overlap the existing facilities, including the in-pit WRFs. Detailed stability analyses for these facilities will have to be completed in the next stages of design. These analyses may require foundation or waste material characterization.

The CIL plant will consume additional energy beyond the capacity of the existing substation; therefore, a larger, 40 MW substation is proposed to provide electrical energy to the expanded mine. An application was made to CENACE (Mexico’s federal electricity commission utility) for the additional energy required, and CENACE completed a study to confirm energy availability and electrical infrastructure upgrades. The study will be updated once a final decision to advance the CIL plant is made.

11.2	Permitting and Compliance Activities

The existing operational permits for the Los Filos Mine Complex were granted based on the environmental impact assessments and land-use change technical submittals. The authorizations included approval of mitigation measures proposed by DMSL in compensation of potential environmental impacts and a monitoring program to identify any impacts from operations. DMSL holds the appropriate permits under local, state, and federal laws to allow the current mining operations.

The environmental permit (“MIA”) for the CIL plant and associated infrastructure was granted in August 2018 and 2021. The permits to construct the new electrical substation and extension of the high voltage transmission line will require updating as the location of the substation has been modified since the MIA process. For the filtered tailings disposal from the CIL plant, DMSL applied for a MIA to construct and operate a filtered tailings storage facility on top of Pad 1, and the MIA was granted in 2018; however, the volume and preferred location of the filtered tailings storage facility was subsequently modified, and therefore the current permit will need to be modified accordingly. The responsible Qualified Person is of the opinion that these modifications will be granted.

The review of the electrical interconnection requirements and the confirmation of energy supply to support the CIL plant was completed with CENACE; however, the studies must be updated once a final decision to advance the CIL plant is made.

The permit for the new Pad 3 expansion has been approved; however, permitting of the vertical expansion of Pads 1, 2 and 3 with the interliner must be submitted for approval.

Water usage for the Los Filos Mine Complex is currently 1.0 Mm3/a and the permit allows for 1.2 Mm3 of extraction. An application to increase the water permit to 2.2 Mm3/a is in process and is expected to be approved.

The following pending permitting issues are in the process of resolution with the relevant authorities:

•	DMSL has received clearances for 53 of the 58 possible archaeological sites identified in the baseline studies. There are five sites restricted from mining operations.

•	DMSL is applying for a new wastewater discharge permit for the employee camp facilities, as the previous permit has expired. DMSL submitted the application on September 13, 2022.

DMSL has a collaborative agreement for social development that provides contributions to the communities in the amount of approximately $3 million annually. In 2020, production was shut down due to a 103 day work stoppage related to a dispute with the ejido of Carrizalillo on their social collaboration agreement. Negotiations took place to modify the existing agreement. DMSL continues working to regain trust between the company and the communities.

The existing closure and reclamation plan is conceptual and addresses all existing facilities. The current estimated closure liability of $50.9 million is based on the existing facilities at the end of 2021, and as such is exclusive of the proposed CIL plant, filtered tailings storage facility, new electrical substation and transmission line extension, Pad 3, and the Pads 1 and 2 interliner. The closure and reclamation plan will have to be expanded to include closure methods of these future projects once they are built.

Security instability in the State of Guerrero and in the local mine area remains a concern, and could cause temporary closure of operations or disruptions in services. This security risk may also impact the ability of the company to contract and retain skilled, experienced employees.

The responsible Qualified Person is not aware of any significant risk or uncertainty that may materially affect the reliability or confidence in the Mineral Resource or Mineral Reserve estimates or project economic outcomes due to the environmental permits. Risks that may impact current or future operations have been identified to include the following:

•

Guadalupe Open Pit will require clearance from Instituto Nacional de Antropologia e Historia (National Institute of Anthropology and History) of three archeological ruins identified in the area. A further study and salvage program is expected to be carried out in 2023.

•	Renegotiation of land access to community property in 2024 and 2025 with the communities of Mezcala and Carrizalillo, respectively.

Continued access to properties not owned by DMSL is a potential risk. In particular, ejidos may have frequent changes in the directors, and new management may want to renegotiate existing agreements. As part of the Los Filos activities, DMSL reduces potential risk to exploration and mining through long term surface access agreements and proactive communications.

12.	Capital and Operating Costs and Economic Analysis

12.1	Capital and Operating Cost Estimates

The LOM CAPEX and OPEX have an effective date of June 30, 2022. All costs are in United States dollars.

CAPEX and OPEX were estimated by Equinox Gold, Lycopodium, AMC, and Paul M. Sterling based on a combination of quotes, estimates based on historical performance at the mine, historical and in-house databases, and first principles. Details of the capital and operating costs estimates can be found in Section 21 of the Los Filos Technical Report.

Capital Costs Estimates

The following methodology was used to derive the main capital costs estimates for the study; additional details are presented in Section 21 of the Los Filos Technical Report:

•

Mobile equipment CAPEX for the Open Pit operation was estimated based on 2022 quotes obtained from equipment manufacturers. Estimated equipment capital for open pit mining includes additional haul trucks, shovels and other ancillary equipment required to operate the open pit throughout the LOM. Miscellaneous CAPEX includes mining software, survey equipment, and dispatch equipment purchases.

•

Estimated sustaining capital for Los Filos Underground is related to ramp, horizontal and vertical development, rebuilds and major component replacements, ventilation, and safety-related infrastructure

•	AMC estimated the capital requirement for Bermejal Underground related to ventilation and safety infrastructure. Mine infrastructure costs were estimated using Q2 2022 budgetary quotes.

•

The capital and sustaining costs for constructing the new heap leach Pad 3 is estimated at $41.4 million, including a 20% contingency, and will be built in three phases, in 2023, 2025, and 2027. An additional $10.2 million of cost will be incurred to replace the existing mobile conveyors in 2023 and 2024, and radial stacker on Pad 2, as the existing equipment will be used for CIL filtered tailings deposition. The existing booster pump station for Pad 1 and 2 will be relocated in 2024 to a higher elevation on Pad 1 and require approximately $4.0 million. Constructing the interliner on Pads 1, 2, and 3 will require $30.3 million, including a 20% contingency, in 2030 and 2032.

•

In 2021, Lycopodium provided CAPEX estimation for a CIL plant to process 8,000 t/d, with design provisions to allow for an anticipated expansion to 10,000 t/d. The CAPEX estimate was based on Q4 2020 pricing and is deemed to have an overall accuracy of ±15%. The CAPEX estimate conformed to Association for the Advancement of Cost Engineering International (AACEI) Class 3 estimate standards. In 2022, further work by Equinox Gold identified that overall project financials would be improved if the CIL plant was initially built for a 10,000 t/d throughput. Lycopodium was re-engaged to confirm engineering and equipment requirements for 10,000 t/d and provide information for Equinox Gold’s CAPEX estimate. Equinox Gold applied escalation to update Q4 2020 pricing to Q2 2022 to account for the significant inflation that has persisted through this period. The Mexican National Institute of Statistics and Geography (Instituto Nacional de Estadística y Geografía (“INEGI”)) consumer price index for the construction and industrial industries was reviewed and applied by Equinox Gold per commodity. Escalation ranges from 8% for labour to 27% for construction materials; overall escalation is 18.2%.

The LOM CAPEX estimate is $1,067 million, between 2022 and 2036. This value includes $718 million for non-sustaining capital and $349 million for sustaining capital, as shown in Table 7.

Table 7: Summary Estimate of LOM CAPEX

Item	Non-Sustaining Capital Costs ($M)	Sustaining Capital Costs ($M)	Total Capital Costs ($M)
Open Pit Mobile Equipment and Workshop Upgrade	125	133	255
Los Filos Open Pit—Capitalized Stripping	112	—	112
Bermejal Open Pit—Capitalized Stripping	77	—	77
Guadalupe Open Pit—Capitalized Stripping	—	44	44
Los Filos Underground	—	16	16
Bermejal Underground	35	70	106
CIL Plant	318	0	318
Heap Leach Pad Expansion	—	86	86
Closure and Reclamation	51	—	51

Total	718	349	1,067

Note:

Totals may not add up exactly due to rounding.

Operating Cost Estimates

The following methodology was used to derive the main operating costs; a more detailed breakdown of the operating costs is provided in Section 21 of the Technical Report:

•

The estimated mining costs for the open pits were developed from a detailed first principles model and verified relative to the average 2020–2022 actual mining costs, with adjustments in future periods for changing haul profiles to the waste rock dumps and the three ore processing destinations (Crushed heap leach, ROM heap leach, and CIL plant).

•	A contractor currently operates Los Filos Underground. Go-forward estimated mining costs are based on the average 2021 actual mining costs in the Nukay/Peninsular zones.

•

Bermejal Underground is currently operated by a contractor and will continue to be contractor-operated throughout the LOM. The OPEX was estimated using actual costs from Los Filos Underground, with higher cost adjustments for the ground support and backfill due to poorer ground at Bermejal Underground. AMC also assumed cost reductions based on optimizing the cement content in the CRF and support requirements, as well as from achieving higher production rates to reach approximately 1 Mt per year. A detailed first principles costing model was used to check the validity of the actual costs.

•

Paul M. Sterling has provided an estimate of heap leach OPEX over a range of copper concentrations reflective of the future ore. Lycopodium developed OPEX for the proposed CIL processing plant in accordance with typical industry standards.

•	The OPEX for heap leaching Crushed and ROM were compiled for 2019, 2021, and Q1–Q2 2022. The 2020 information was disregarded, as the operation was significantly disrupted due to a nationally mandated shutdown of mining operations in Mexico due to the onset of the COVID-19 pandemic, as well as four months of a community blockade. Q4 of 2019 was disregarded from the data source for Crushed ore since contract crushing was being performed, which increased the total crushing costs above that normally observed at Los Filos, and minimal ROM was being mined due to waste stripping in the Guadalupe Open Pit. The average Crushed ore OPEX was derived from the average cost per tonne of ore for each period stated above.

•

The CIL plant OPEX has been developed based on a design processing rate of 3.65 Mt/a (or 10,000 t/d) of ore. The plant will normally operate 24 hours/day, 365 days/a, with a 75.0% (6,570 h/a) utilization of crushing plant and 91.3% (8,000 h/a) utilization of milling, CIL, and rest of the plant. The CIL OPEX estimate has been compiled from a variety of sources and is based on LOM ‘typical’ plant feed. All CIL costs are based on the Q4 2020 pricing escalated to Q2 2022, and other consumables and reagents are based on Q2 2022 prices.

The total LOM OPEX is estimated at $4,015 million, as shown in Table 8. Approximately 83% of the LOM OPEX is related to mining and processing, with the remainder attributable to general and administrative costs, land access payments and social collaboration payments to local communities.

Table 8: Summary Estimate of LOM OPEX

	LOM

Cost Item	($M)	(%)
Mining (Open Pit and Underground)	2,072	52
Open Pit	1,118	28
Underground	954	24
Processing	1,288	32
General and Administrative, Community, and Land Access	655	16

Total	4,015	100

Note:

Totals may not add up exactly due to rounding.

12.2	Economic Analysis

The construction and operation of the CIL plant shows strong economic viability, with an after-tax net present value (“NPV”) of the cash flow of the entire project, using a discount rate of 5% (“NPV5”), estimated at $625 million at the base-case gold price of $1,675/oz and a post-tax internal rate of return of 26%. The payback period was estimated at 2.5 years, when using the commissioning of the CIL plant as start date.

No inflation or escalation is applied.

The initial capital outlay associated with the CIL plant is estimated at $318 million. A high-level economic analysis determined that the addition of the CIL plant, compared to a heap leach-only scenario, contributes positively to the overall cash flow and NPV of the Los Filos Mine Complex, and added approximately four years of mine life and over 1.1 Moz of gold produced.

The mine schedule features high grades with projected ounces production averaging over 360 koz/a between 2025 and 2030. The high margins potentially achievable during this period drive significant value. A summary of the economic analysis results using a gold price of $1,675/oz is shown in Table 9.

Table 9: Summary of Economic Analysis

Category	LOM ($M)
Total Net Revenue (Gold and Silver)	6,774
Total Mining Operating Costs (Underground and Open Pit)	2,072
Total Heap Leach processing Operating Costs	702
Total CIL processing Operating Costs	585
Land Payment and General and Administrative Operating Costs	655
Total Operating Costs	4,015
Operating Cash Flow	2,759
Total Non-Sustaining Capital Costs	718
Total Sustaining Capital Costs	349
Total Capital Costs	1,067
Total Working Capital	7
Pre-Tax Cash Flow	1,699
Pre-tax NPV5	1,107
Income Tax	491
Mining Duty	216
Post-Tax Net Cash Flow	993
Post-Tax NPV5	625
Internal Rate of Return (%)	26.4
Cash Cost per Ounce ($/oz)	981
AISC per Ounce ($/oz)	1,081

Note:

Totals may not add up exactly due to rounding.

Table 10 shows the results of single-factor simple sensitivity analysis. It reports the overall project NPV5 in response to variances in OPEX, CAPEX, and gold price. This table shows that the project is most sensitive to gold price, followed by operating costs and then capital costs.

Table 10: Post-Tax Project NPV Sensitivity ($M)

Variation in Input	Operating Costs	Capital Costs	Gold Price
-15%	920	755	172
-10%	822	712	323
-5%	724	668	474
0%	625	625	625
5%	526	582	776
10%	427	538	926
15%	328	495	1,076

The annual cash flows are summarized in Table 11.

Table 11: Annual Cash Flow Summary ($M) at $1,675/oz Gold Price

	Unit	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Gross Revenue	$M	6,658	110	357	464	726	642	577	567	594	502	467	464	375	320	215	278	1
Less: Royalties	$M	-34	-1	-2	-2	-4	-3	-3	-3	-3	-3	-2	-2	-2	-2	-1	-1	0
Less: Refining and Transport	$M	-22	0	-1	-2	-2	-2	-2	-2	-2	-2	-2	-2	-1	-1	-1	-1	0
Plus: Silver Credits	$M	172	0	1	3	5	4	10	27	30	14	13	10	14	12	16	14	0
Net Revenue	$M	6,774	110	355	463	726	641	583	588	618	512	475	470	386	329	229	289	1
Mining, Open Pit	$M	-1,118	-19	-94	-88	-100	-109	-104	-92	-103	-58	-82	-62	-36	-68	-47	-57	0
Mining, Underground	$M	-954	-41	-65	-90	-96	-76	-76	-76	-76	-76	-76	-76	-69	-33	-26	-2	0
Processing	$M	-1,288	-25	-97	-92	-121	-106	-99	-111	-92	-86	-87	-77	-57	-83	-66	-91	0
Site G&A, Community, and Land Access	$M	-655	-26	-53	-53	-51	-45	-44	-44	-44	-44	-43	-43	-41	-41	-40	-40	-4
Total Operating Costs	$M	-4,015	-111	-308	-323	-369	-336	-323	-323	-314	-264	-287	-257	-203	-225	-179	-189	-4
Operating Cash Flow	$M	2,759	-1	47	140	357	305	260	265	304	248	188	212	183	104	50	100	-3
Sustaining Capital	$M	-349	-9	-90	-34	-40	-22	-45	-49	-6	-30	-3	-10	-9	-3	-1	0	0
Non-Sustaining Capital	$M	-718	-90	-342	-39	-25	-17	-12	-12	0	-19	0	-14	-38	-19	-39	0	-51
Working Capital	$M	7	7	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net Project Cash Flow Pre-Tax	$M	1,699	-93	-385	68	291	266	202	204	298	199	185	189	136	82	10	100	-53
Special Mining Duties / Withholding Taxes	$M	-706	0	0	-5	-12	-105	-90	-68	-67	-81	-59	-39	-51	-56	-31	-11	-32
Net Cash Flow	$M	993	-93	-385	63	280	161	113	136	231	117	126	150	85	27	-21	90	-85
Cash Cost	$/oz	981	1,698	1,456	1,168	853	879	922	890	818	848	1,001	908	858	1,129	1,284	1,070	—
AISC	$/oz	1,081	1,828	1,877	1,290	945	936	1,053	1,036	834	947	1,011	943	896	1,142	1,292	1,070	—

Note:

Totals may not add up exactly due to rounding.

2037 revenue is from completion of final leach cycle from ore deposited on the heap leach pads in 2036.

13.	Exploration, Development, and Production

13.1	Exploration

In 2019 Los Filos exploration programs included 107 holes totalling 24,856 metres in the Guadalupe, Los Filos Underground and Bermejal South target areas. The drilling was focused on identification of new resources or conversion of resources to reserves. Guadalupe drilling included 35 core holes and 29 RC holes to test below the pit limits, drill areas of Inferred Mineral Resource mineralization and explore along the southern edges of the pit limits. At Los Filos Underground the step-out drilling included 38 holes totalling 9,342 metres on a new mineralized zone near Creston Rojo, and extending the Nukay and Peninsular deposits to depth. The first phase of the Bermejal multi-phase exploration program was completed. The program explored the southern portion of the Bermejal intrusive and included five holes totalling 971 m completed at the Carmen target area that extends beyond the southern limit of the Guadalupe Open Pit.

Limited exploration in 2020 included 5,155 metres (24 holes) of infill drilling in the Guadalupe open pit deposit and 3,979 metres (17 holes) of step-out drilling in the Los Filos Underground deposit. At Bermejal, exploration consisted of 117 metres of surficial trenches and a single 215 metre drill hole.

Exploration activities during 2021 included 14,058 m of drilling to continue testing of potential extensions of known mineralization and untested areas of the Los Filos underground deposit. Additionally, 16,033 m of infill drilling was completed within the Guadalupe open pit. The Company has budgeted $4 million for exploration at Los Filos in 2022.

13.2	Development

Guadalupe Open Pit access was completed in Q3 2019 and initial mining commenced September 29, 2019.

Work on Bermejal Underground mine infrastructure and preparations for development continued in 2019 and 2020 including the establishment of two ventilation raises and development of a cross-cut for access to the raises. The project already had a portal and 1,330 m long access ramp completed. The mining contractor bidding and selection was concluded in 2020 and mobilization of the selected underground contractor was initiated in Q3 2020; however, mobilization was suspended due to a community blockade from September through December 2020. Mine development resumed in 2021.

All mining and development was suspended at the end of June, 2021 due to illegal blockades by a group of unionized employees and members one of the three communities from which the mine draws its workforce. The union blockade was removed in July 2021 and the community blockade was subsequently removed in early August, 2021 and the Company resumed regular operations in all areas of the mine.

Budgeted capital investments at Los Filos during 2022 are focused primarily on open pit stripping and underground development, with almost $30 million of expenditures carried over from 2021. AISC at Los Filos in 2022 includes $38 million of sustaining capital, with $13 million allocated for capitalized stripping of the Guadalupe open pit, $7 million for development in the Los Filos underground mine and $10 million for fleet refurbishment and processing equipment.

The Company continues to review the potential to construct a new carbon-in-leach plant to operate concurrently with the existing heap leach operation, which could increase production and lower costs, but has not made a decision to proceed with the expansion. Any decision to proceed with the Los Filos expansion will require a period of prolonged operating stability in the region and will be considered in the context of market conditions and availability and cost of capital.

13.3	Production

Production in 2021 was primarily focussed on mining from the Los Filos Open Pit, Guadalupe Open Pit and Los Filos Underground. Gold produced was lower than anticipated as a result of the suspension of mining activities from late June to early August 2021. Los Filos produced a total of 144,096 ounces of gold in 2021 at AISC of $1,753 per ounce of gold sold.

Los Filos production for 2022 is estimated at 155,000 to 170,000 ounces of gold. While Los Filos costs are expected to be lower in the second half of the year, waste stripping campaigns in the Los Filos and Guadalupe open pits and underground development for Bermejal will impact AISC and free cash flow for the year. Los Filos cost guidance for 2022 is estimated at cash costs of $1,620 to $1,670 per ounce, with AISC of $1,800 to $1,840 per ounce sold.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included, or incorporated by reference in this prospectus or any applicable prospectus supplement, you should carefully consider the risks described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could materially suffer. As a result, the trading price of our securities, including our Common Shares, could decline, and you might lose all or part of your investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospects. You should also refer to the other information set forth or incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors identified in the Annual Information Form, the Annual MD&A, the Q3 MD&A, our consolidated financial statements and related notes and technical reports and any subsequently filed documents incorporated by reference. A prospective investor should carefully consider the risk factors set out below along with the other matters set out or incorporated by reference in this prospectus.

Risks Related to the Business of the Company

Funding and Global Economy Risk

There is a risk that cash flow from operations will be insufficient to meet current and future obligations, fund development and construction projects, and that additional outside sources of capital will be required. The volatility of global capital markets, including the general economic slowdown in the mining sector, has generally made the raising of capital by equity or debt financing more difficult. The Company may be dependent upon capital markets to raise additional financing in the future. As such, the Company is subject to liquidity risks in meeting its operating expenditure requirements and future development cost requirements in instances where adequate cash positions are unable to be maintained or appropriate financing is unavailable.

The Company seeks to manage its liquidity risk through a rigorous planning, budgeting and forecasting process to help determine the funding requirements to support its current operations, development and expansion plans. However, the factors described above may impact the ability to raise equity or obtain loans and other credit facilities in the future and on terms favourable to the Company and its management. If these levels of volatility persist or if there is a further economic slowdown, the Company’s operations, the Company’s ability to raise capital and the trading price of the Company’s securities could be adversely impacted.

As the Company’s operations expand and reliance on global supply chains increases, the impact of pandemics, significant geopolitical risk and conflict globally may have a sizeable and unpredictable impact on the Company’s business, financial condition and operations. The COVID-19 pandemic and the ongoing conflict in Ukraine, including the global response to the Ukraine conflict as it relates to sanctions, trade embargos and military support, have resulted in significant uncertainty as well as economic and supply chain disruptions. Should another significant variant of COVID-19 develop or the Ukraine conflict go on for an extended period of time or expand beyond Ukraine, or should other geopolitical disputes and conflicts emerge in other regions, this could result in material adverse effects to the Company.

Gold Price Risk

The profitability of the Company is, in part, related to the market price for gold. A decline in the market price for gold could negatively impact the Company’s future operations. Gold prices are affected by various forces beyond Equinox Gold’s control, including global supply and demand, interest rates, exchange rates, inflation or deflation and the political and economic conditions of major gold producing countries. The price of gold has fluctuated widely in recent years, and future price declines could cause continuous development of, and commercial production from, Equinox Gold’s properties to be uneconomic. Future production from Equinox Gold’s mining properties is dependent on gold prices that are adequate to make these properties economically viable.

In connection with the acquisition of an additional 10% interest in Greenstone, the Company assumed a contingent obligation for future gold deliveries. These contracts are measured at fair value through profit or loss at the end of each reporting period. A 10% increase or decrease in the price of gold at December 31, 2021 would have resulted in a change through profit or loss on the contingent obligation for future gold deliveries of $0.5 million for the year ended December 31, 2021.

Production and Cost Estimates

Equinox Gold prepares forecasts of future production that are estimates based on interpretation and assumptions, and actual production may be less than estimated. Unless otherwise noted, Equinox Gold’s production forecasts are based on full production guidance being achieved. Equinox Gold’s ability to achieve and maintain full production rates is subject to several risks and uncertainties, including the accuracy of Mineral Reserve and Mineral Resource estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions, physical characteristics of ores, the accuracy of estimated rates and costs of mining and processing, and the receipt and maintenance of permits.

Equinox Gold prepares estimates of operating costs and/or capital costs for each operation and project. The Company’s actual costs may vary from estimates and are dependent on several factors, including, but not limited to:

•	the price of gold and by-product metals;

•	the exchange rate between the United States dollar, Mexican Pesos, Brazilian Real and Canadian dollar;

•	production levels;

•

increases in operating costs due to inflationary cost pressures, changes in the cost of fuel, power, materials, and other inputs used in mining operations, changes in costs due to supply chain disruptions, equipment limitations, or government intervention through stimulus spending or additional regulations;

•	the availability and costs of skilled labour and specialized equipment;

•	the availability and cost of appropriate processing and refining arrangements and related smelting and refining charges;

•	royalties; and

•	the timing and cost of construction and maintenance activities.

The Company’s inability to manage costs may impact, among other things, future development decisions, which could materially and adversely affect the Company’s business, financial condition and results of operations.

Uncertainty of Mineral Reserve and Mineral Resource Estimates

The Mineral Reserves and Mineral Resources published by Equinox Gold are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that Mineral Reserves could be mined or processed profitably. There are numerous uncertainties inherent in estimating Mineral Reserves and Mineral Resources, including many factors beyond Equinox Gold’s control. Such estimation is a subjective process, and the accuracy of any Mineral Reserve or Mineral Resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the Mineral Reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any accounting period. In addition, there can be no assurance that metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Fluctuation in commodities prices, results of drilling, metallurgical testing and production and the evaluation of mine plans after the date of any estimate may require revision of such estimates. Any material reductions in estimates of Mineral Reserves and Mineral Resources, or of Equinox Gold’s ability to extract these Mineral Reserves, could have an adverse effect on Equinox Gold and its business, results of operations and financial position. Inferred Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability and have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility to mine. A significant amount of exploration work must be completed to determine if an Inferred Mineral Resource may be upgraded to a higher category of Mineral Reserve.

Community Action

Communities and non-governmental organizations (“NGOs”) are increasingly vocal and active with respect to mining activities at or near their communities. Some communities and NGOs may take actions that could have an adverse effect on the Company’s operations and reputation, such as commencing lawsuits and establishing blockades that prevent access to the Company’s operations or restrict the delivery of supplies and personnel. In certain circumstances, such actions could ultimately result in the cessation of mining activities and the revocation of permits and licenses. Mining activities at Los Filos were disrupted in each of 2020, 2021 and 2022 because of community blockades and the Company has had short-term disruptions at some of its Brazil operations in 2022.

Equinox Gold has initiated various programs to enhance its community engagement processes, maintain industry standard social and environmental practices, and reinforce the Company’s commitment to the safety and health of its workforce and surrounding communities. There is no assurance, however, that its efforts will be successful at mitigating all impacts of community actions to the Company’s operations, and the Company may suffer material negative consequences to its business.

Property Commitments

The properties held by Equinox Gold may be subject to various land payments, royalties and/or work commitments. Failure by Equinox Gold to meet its payment obligations or otherwise fulfill its commitments under these agreements could result in the loss of related property interests.

In Mexico, while mineral rights are administered by the federal government through federally issued mining concessions, surface rights over the land located in the mining concessions may be owned by third parties, including Ejidos or Bienes Comunales (communally held land). The Company has secured the surface rights necessary to operate Los Filos through written agreements with one Ejido and two Bienes Comunales, as well as with individual members of the Ejido. However, these agreements are subject to renegotiation, especially with respect to the payments made by the Company to operate on such lands. Absence of agreement during a renegotiation may have significant impacts on the operation of Los Filos and could result in delays and higher costs to the Company to conduct its operation.

With respect to Los Filos, various land access agreements have been entered into with local communities and individuals whose properties include the areas occupying Los Filos mine operations and will be renegotiated in 2024 and 2025. In addition, pursuant to social collaboration agreements with each of the communities Equinox Gold provides benefits such as improvements to communal infrastructure or spending in educational and social support. The Company occasionally receives additional requests and complaints from the communities relating to such commitments. If the Company is unable to satisfy such additional requests or satisfactorily renegotiate the terms and conditions of the agreements, it may result in protests, blockades, or other forms of public expression against Equinox Gold’s activities and may have a negative impact on Equinox Gold’s reputation and operations.

Financial Instrument Risk Exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board approves and monitors the risk management process, which includes the following:

Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: commodity price risk; interest rate risk and currency risk. Financial instruments affected by market risk include cash and cash equivalents, accounts receivable, marketable securities, reclamation deposits, accounts payable and accrued liabilities, debt and derivatives.

The Company holds investments in marketable securities and warrants and has, itself, issued warrants which are measured at fair value. The fair values of investments in marketable securities are based on the closing share price of the securities at the reporting date. The fair values of the investments in warrants and warrants issued are measured using the Black-Scholes option pricing model with the closing share price of the underlying securities as an input. As at December 31, 2021 a 10% increase or decrease in the applicable share prices would have resulted in an increase or decrease of $2.3 million in the Company’s net income, and an increase or decrease of $8.7 million in the Company’s other comprehensive income.

Debt and Liquidity Risk

Equinox Gold must generate sufficient internal cash flows and/or be able to utilize available financing sources to finance its growth and sustain capital requirements. If the Company does not realize satisfactory prices for the gold from its gold mining operations, or if there are significant delays to when the Company’s growth projects are completed and/or their capital costs were to be significantly higher than estimated, these events could have an adverse effect on Equinox Gold’s business, results of operations and financial position and the Company could be required to raise significant additional capital through the capital markets and/or incur significant borrowings to meet its capital requirements. These financing requirements could result in dilution to existing Equinox Gold shareholders and could adversely affect the Company’s ability to access the capital markets in the future.

As of September 30, 2022, Equinox Gold had aggregate consolidated principal indebtedness in the amount of $725.8 million. The Company subsequently drew $100 million under its revolving credit facility on October 21, 2022. The Company’s ability to make scheduled payments on the revolving credit facility and any other indebtedness will depend on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. There is no guarantee that additional funding will be available for the development of projects or to refinance existing corporate and project debt. There may be an inability to complete planned investment on the proposed terms or at all due to delays in obtaining or inability to obtain consent of lenders or to execute intercreditor agreements or obtain required regulatory and exchange approvals.

Liquidity risk is the risk that Equinox Gold will not be able to meet its financial obligations as they become due, including, among others, debt repayments, interest payments and contractual commitments. Equinox Gold is also exposed to interest rate risk on variable rate debt. If Equinox Gold’s cash flows and capital resources are insufficient to fund its debt service obligations, Equinox Gold could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance indebtedness, including indebtedness under its revolving credit facility. Equinox Gold may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternatives may not allow Equinox Gold to meet its scheduled debt service obligations.

In addition, a breach of debt covenants to third parties, including the financial covenants under the Company’s revolving credit facility or Equinox Gold’s other debt instruments from time to time, could result in an event of default under the applicable indebtedness. Such a default may allow the relevant lenders to impose default interest rates or accelerate the related debt, which may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In the event a lender accelerates the repayment of Equinox Gold’s borrowings, Equinox Gold may not have sufficient assets to repay its indebtedness.

The revolving credit facility and other debt instruments contain several covenants that impose significant operating and financial restrictions on Equinox Gold and may limit Equinox Gold’s ability to engage in acts that may be in its long-term best interest. In particular, the Company’s revolving credit facility restricts the Company’s ability to dispose of assets, to make dividends or distributions, to incur additional indebtedness, or to grant security interests or encumbrances. As a result of these restrictions, Equinox Gold may be limited in how it conducts its business, may be unable to raise additional debt or equity financing, or may be unable to compete effectively or to take advantage of new business opportunities, all of which may affect Equinox Gold’s ability to grow in accordance with its strategy.

Further, Equinox Gold’s maintenance of substantial levels of debt could adversely affect its financial condition and results of operations and could adversely affect its flexibility to take advantage of corporate opportunities. Substantial levels of indebtedness could have important consequences to Equinox Gold, including:

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limiting Equinox Gold’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or requiring Equinox Gold to make non-strategic divestitures;

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requiring a substantial portion of Equinox Gold’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing Equinox Gold’s vulnerability to general adverse economic and industry conditions, which could affect the Company’s ability to operate its mines effectively, or at all;

•	exposing Equinox Gold to the risk of increased interest rates for any borrowings at variable rates of interest;

•	limiting Equinox Gold’s flexibility in planning for and reacting to changes in the industry in which it competes;

•	placing Equinox Gold at a disadvantage compared to other, less leveraged competitors; and

•	increasing Equinox Gold’s cost of borrowing.

Share Price Fluctuation

Securities markets have experienced a high degree of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the companies’ operating performance, underlying asset values or prospects. There can be no assurance that these kinds of share price fluctuations or lack of liquidity will not occur in the future, and if they do occur, the Company does not know how severe the impact may be on Equinox Gold’s ability to raise additional funds through the issuance of equity or other securities. If Equinox Gold is unable to generate adequate revenues or obtain the financing required to successfully operate its mines and complete its development projects, as envisioned, any investment in Equinox Gold may be materially diminished in value or lost.

Foreign Currency Risk

Currency risk is the risk that the fair values or future cash flows of the Company’s financial instruments, in functional currency terms, will fluctuate because of changes in foreign exchange rates. Except for Greenstone which uses the Canadian dollar as its functional currency, the Company’s functional currency is the United States dollar. The Company is exposed to currency risk on transactions, investments and balances denominated in currencies other than the United States dollar, principally Brazilian Real (“BRL”), Mexican Peso (“MXN”) and Canadian dollar (“CAD”) expenses.

The following table summarizes the Company’s exposure to currency risk arising from financial assets and financial liabilities denominated in foreign currencies:

At December 31, 2021 ($’s in thousands)	BRL	MXN	CAD
Financial assets	$19,219	$558	$415,234
Financial liabilities	(54,594)	(50,250)	(46,674)

	$(35,375)	$(49,692)	$368,560

At December 31, 2020 ($’s in thousands)	BRL	MXN	CAD
Financial assets	$73,236	$9,889	$13,254
Financial liabilities	(61,896)	(5,952)	(7,671)

	$11,340	$3,937	$5,583

Based on the above foreign currency denominated financial assets and financial liabilities at December 31, 2021, a weakening in foreign currencies against the United States dollar at such date, assuming all other variables remained constant, would have resulted in the following increase (decrease) in the Company’s net income during the year ended December 31, 2021:

2021
BRL—20%	$5,615
MXN—10%	$3,628
CAD—10%	$(26,905)

In accordance with its foreign currency exchange risk management program, the Company uses foreign exchange contracts to manage its exposure to currency risk on expenditures in BRL and MXN, which are accounted for as derivative financial instruments. At December 31, 2021, a 20% and 10% weakening in the BRL and MXN against the United States dollar would have resulted in a decrease of $1.5 million in the fair value of the foreign currency derivative liabilities and increase in Company’s net income during the year ended December 31, 2021. A 20% and 10% strengthening in the BRL and MXN against the United States dollar would have resulted in an increase of $2.3 million in the fair value of the foreign currency derivative liabilities and decrease in the Company net income during the year ended December 31, 2021.

At December 31, 2021, the Company had in place USD:BRL and USD:MXN put and call options with the following notional amounts, weighted average rates and maturity dates:

	USD notional amount
Currency	Within 1 year	1-2 years	Call options’ weighted average strike price	Put options weighted average strike price
BRL	$151,390	$8,039	4.92	5.82
MXN	$71,000	$5,000	20.54	23.68

The foreign exchange contracts have not been designated as hedges and are measured at fair value, determined based on forward foreign exchange rates, at the end of each reporting period with changes in fair value recognized in net income or loss.

The Brazilian Real and Mexican Peso have experienced frequent and substantial variations in relation to the United States dollar and other foreign currencies during the last decades. Depreciation of the BRL and MXN against the United States dollar could create inflationary pressures in Brazil and Mexico and cause increases in interest rates, which could negatively affect the growth of the Brazilian and Mexican economy as a whole and harm the Company’s financial condition and results of operations. On the other hand, appreciation of the BRL and MXN relative to the United States dollar and other foreign currencies could lead to a deterioration of the Brazilian and Mexican foreign exchange denominated current accounts (net), as well as dampen export-driven growth. Depending on the circumstances, either depreciation or appreciation of the BRL or MXN could have an adverse effect on the relevant country’s economy.

Foreign Operations

Equinox Gold conducts mining, development, exploration, and other activities through subsidiaries in foreign countries, including the United States, Mexico and Brazil. Mining activities are subject to the risks normally associated with any conduct of business in foreign countries including:

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expropriation, nationalization, and the cancellation, revocation, renegotiation, or forced modification of existing contracts, permits, licenses, approvals, or title, particularly without adequate compensation;

•	changing political and fiscal regimes, and economic and regulatory instability;

•	unanticipated adverse changes to laws and policies, including those relating to mineral title, royalties and taxation;

•	delays or inability to obtain or maintain necessary permits, licenses or approvals;

•	opposition to mine projects, which include the potential for violence, property damage and frivolous or vexatious claims;

•	restrictions on foreign investment;

•	unreliable or undeveloped infrastructure;

•	labour unrest and scarcity;

•	difficulty obtaining key equipment and components for equipment;

•	regulations and restrictions with respect to imports and exports;

•	high rates of inflation;

•	extreme fluctuations in currency exchange rates and restrictions on foreign exchange, currencies and repatriation;

•	inability to obtain fair dispute resolution or judicial determinations because of bias, corruption or abuse of power;

•	abuse of power of foreign governments who impose, or threaten to impose, fines, penalties or other similar mechanisms, without regard to the rule of law;

•	difficulties enforcing judgments, particularly judgments obtained in Canada or the United States, with respect to assets located outside of those jurisdictions;

•	difficulty understanding and complying with the regulatory and legal framework with respect to mineral properties, mines and mining operations, and permitting;

•	violence and the prevalence of criminal activity, including organized crime, theft and illegal mining;

•	civil unrest, terrorism and hostage taking;

•	military repression and increased likelihood of international conflicts or aggression;

•	restriction on the movements of personnel and supplies as the result of COVID-19; and

•	increased public health concerns.

Criminal activity in Mexico, including violence between the drug cartels and authorities and incidents of violent crime, theft, kidnapping for ransom and extortion by organized crime, has increased over time. The Mexican government has had limited effectiveness in addressing such criminal activity, which can give rise to uncertainty. Although Equinox Gold has implemented measures to protect its employees, contractors, property and production facilities from these security risks, there can be no assurance that security incidents will not have an adverse effect on the Company’s operations.

The Company’s mining and development properties in Brazil expose the Company to various socioeconomic conditions as well as to local laws governing the mining industry. The Brazilian government has a history of economic interventionism that can give rise to uncertainty.

Changes, if any, in mining or investment policies or shifts in political attitude in the jurisdictions in which the Company operates may adversely affect the Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of parts and supplies, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Operations can also be affected by government actions against third parties, such as artisanal miners, which can indirectly impact community perception of large mining companies and increase the risk of blockades and other interruptions to operations.

Uncertainty over whether the United States, Mexican or Brazilian governments will implement changes in policy or regulation may contribute to economic uncertainty. Historically, politics in these regions have affected the performance of the economy and past political crises have affected the confidence of investors and the public, generally resulting in an economic slowdown.

Operational Risks

Equinox Gold’s principal business is the mining, processing of, and exploration for precious metals. Equinox Gold’s mining operations and processing and related infrastructure facilities are subject to risks normally encountered in the mining and metals industry. Although adequate precautions to minimize risk will be taken, operations are subject to hazards that could have an adverse effect on the business, results of operations and financial position of Equinox Gold.

Such risks include, without limitation, actual ore mined varying from estimates of grade or tonnage, metallurgical or other characteristics, environmental hazards, tailings risks, industrial accidents, labour disputes, changes in laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, climate change related events such as flooding and droughts, interruptions in or shortages of electrical power or water, periodic or extended interruptions due to the unavailability of materials and force majeure events.

Additionally, Equinox Gold’s operations are subject to seasonal weather conditions. As a result of potentially heavy rainfall, pit access and the ability to mine ore may be lower at certain times of the year and may increase the cost of mining. In addition, a prolonged dry season may result in drought conditions, which may also impact production due insufficient water for processing.

Such risks could result in reduced production, damage to, or destruction of, mineral properties or producing facilities, damage to or loss of life or property, environmental damage, delays in mining or processing, economic losses and possible legal liability.

Construction Risks

Construction of Greenstone commenced in late 2021. In addition, the Company is progressing studies and engineering for expansion projects at Castle Mountain, Aurizona and Los Filos. Construction of a project requires substantial expenditures and could have material cost overruns versus budget. The capital expenditures and time required for any expansion project, or to develop a new mine are considerable and changes in cost or construction schedules can significantly increase both the time and capital required to expand or build the project.

Construction costs and timelines can be impacted by a wide variety of factors, many of which are beyond the control of Equinox Gold. These include, but are not limited to, inflation, weather conditions, ground conditions, availability of appropriate rock and other material required for construction, availability and performance of employees, contractors and suppliers, supply chain constraints, shipping risks and delays, delivery and installation of equipment, design changes, accuracy of construction quantities and cost estimates and social acceptance by communities. Project development schedules are also dependent on obtaining and maintaining governmental approvals and the timeline to obtain such approvals is often beyond the control of Equinox Gold. A delay in start-up of commercial production would increase capital costs and delay generating revenues. Given the inherent risks and uncertainties associated with construction and development of projects, there can be no assurance that a construction or expansion project will continue in accordance with current expectations or at all, that construction or expansion costs will be consistent with the budget, that production will be achieved on schedule, or that the mine will operate as planned.

Permitting

Equinox Gold’s operating, development and exploration activities are subject to receiving and maintaining licenses, permits and approvals (collectively, permits) from appropriate governmental authorities. Before commencing any operations, development or exploration on any of its properties, Equinox Gold must receive numerous permits. As the timing of receiving permits can vary and is largely out of the Company’s control, Equinox Gold may be unable to obtain on a timely basis or maintain in the future all necessary permits to explore and develop its properties, commence construction or operation of mining facilities and properties or maintain continued operations. Delays may occur in connection with obtaining necessary renewals of permits for Equinox Gold’s existing operations and activities, additional permits for existing or future operations or activities, or additional permits associated with new legislation. It is possible that previously issued permits may become suspended or revoked for a variety of reasons, including through change in government regulation or court action. Equinox Gold can provide no assurance that it will continue to hold or obtain, if required to, all permits necessary to develop or continue operating at any particular site, which could adversely affect its operations. Operation, development and exploration of Equinox Gold’s properties require permits from various governmental authorities in the United States, Canada, Mexico and Brazil, respectively. There can be no assurance that all future permits that Equinox Gold requires will be obtainable or renewable on reasonable terms, or at all. Delays or a failure to obtain required permits, or the expiry, revocation or failure to comply with the terms of any such permits that Equinox Gold has already obtained, would adversely affect its business.

Castle Mountain – Phase 2 Permitting

There can be no certainty that all necessary licenses and permits required to carry out development of Phase 2 at Castle Mountain will be obtained as currently projected, or as development plans for the project evolve. The process for permitting applications is often complex and time-consuming, requiring a significant amount of time and other resources. The duration and success of efforts to obtain permits are contingent upon many variables outside of the Company’s control. In addition, most major permitting authorizations are subject to appeals or administrative protests, resulting in the potential for litigation that could give rise to administrative reconsiderations or reversals of permitting decisions. Appeals and similar litigation processes can result in lengthy delays, with uncertain outcomes. Such issues could impact the expected development timelines at Castle Mountain and have a material adverse effect on the Company’s business.

Climate Change

Climate change may exacerbate or create new operational risks for the Company. Governments are moving to introduce climate change legislation and treaties at the international, national, state/province and local levels. Regulations relating to emission levels (such as carbon taxes or cap and trade schemes) and energy efficiency is becoming more stringent. If the current regulatory trend continues, Equinox Gold expects that this may result in increased taxes and/or operating costs. In addition, physical risk of climate change may also have an adverse effect on Equinox Gold’s business and may impact our operations and financial position. These risks include: sea level rise, extreme weather events, impact on water availability and resource shortages due to delivery disruptions.

The Company has performed modelling to identify potential climate change risks specific to our operations to assist in identifying and mitigating such risks going forward. However, Equinox Gold cannot provide assurance that efforts to mitigate the risks of climate changes at all sites will be effective and that the physical risks of climate change will not have an adverse effect on the Company’s business, results of operations and financial position.

In March 2021 a historic rain event caused widespread flooding in the Aurizona region and a freshwater pond on the Aurizona site overflowed. The tailings facility and other infrastructure at the Aurizona site were not affected and remained operational. The Company subsequently received several fines from the local state government for environmental infractions related to turbidity in the local community’s water supply. In addition, public civil actions have been filed against the Company in both Maranhão State and Brazil Federal court that claim various damages because of the rain event. The Company considers the fines and public civil actions to be without merit.

Water Availability

Water availability is an operational risk for all mine sites. The Company’s sites are situated in a variety of climatic zones, including arid and semi-arid regions, as well as areas with distinct seasonal wet and dry periods.

Equinox Gold maintains water rights including two producing wells at Castle Mountain and the mine has sufficient water supply for processing purposes for Phase 1 operations. However, additional sources of ground water are required to expand throughput and gold production as contemplated for the Phase 2 expansion. The Company has done extensive drilling to identify additional water sources for the Phase 2 expansion. Water sources with sufficient supply have been identified and the Company is in the process of applying for permits to extract the water. If Equinox Gold is unable to secure permits to extract the additional water supplies, a shortage of adequate water could prevent or limit the Company’s ability to expand production at Castle Mountain.

Santa Luz is situated in a semi-arid region of Brazil and is dependent on the annual rainy season for replenishment of the supply of water. After Santa Luz’s shutdown in 2014, the previous operator began to pump water from the nearby Itapicurú River, the main drainage system in the area, and store water within the C1 open pit for future use. The Company has converted and expanded an existing TSF (as defined herein) into a water storage facility to increase Santa Luz’s water storage capacity. In 2021, the remaining water in the C1 pit was transferred to the new water storage facility and is available for use as process water as a mitigation measure should insufficient water be available to pump from the Itapicurú River throughout the operational life of the mine.

Aurizona is situated in a tropical region of Brazil and receives significant amounts (over 3,000mm on average) of rainfall during the rainy season. Storage of water collected during the rainy season for use in the processing plant throughout the dry season is constrained by the capacity of the existing TSF. The deposit of tailings into the TSF, combined with the necessary water storage requirements, must be carefully managed as the water reservoir level must be reduced prior to the onset of the dry season to allow the tailings beach adjacent to the tailings embankment to become exposed and to sufficiently dry to allow for the next embankment raise to be constructed in a centreline configuration. The subsequent management of the remaining water within the TSF becomes critical to ensure there is enough water available for mineral processing needs for the duration of the dry season and prior to the onset of the subsequent rainy season that recharges the water in the TSF reservoir. The Company is now using the depleted Boa Esperança open pit as primary source of water storage for the process plant, which has increased available water storage capacity. In addition, a new TSF is planned to receive all future tailings deposition by early 2023, which will allow the existing TSF to be available to provide some additional storage of water over the longer term.

RDM is situated in a semi-arid region of Brazil and is dependent on the annual rainy season for replenishment of the supply of water. Prolonged drought conditions in the region can contribute to lower-than-expected water recharge in wells as well as lower-than-expected water accumulation in the water storage facilities. The Company’s ability to obtain and secure alternate supplies of water at a reasonable cost depends on many factors, including: regional supply and demand; political and economic conditions; problems that affect local supply; delivery and transportation of water; and relevant regulatory regimes. Previous operators temporarily suspended RDM operations on an annual basis since the mine’s inception in 2014 due to continued regional drought conditions. In 2017, a water storage facility was built to allow for the capture and storage of rainwater and surface water runoff in a larger catchment area; however, insufficient water capture was realized, and operations continued to be temporarily suspended in 2018 and 2019. In 2020, 2021 and year-to-date 2022 there was sufficient water captured within the water storage facility to allow RDM to achieve continued operations through the dry season. While the Company has sufficient water to support current operations, there is no guarantee that the Company can secure an alternate source of water in the event of a future prolonged drought.

Uninsurable Risks

Equinox Gold is subject to several risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, mechanical failures, cybersecurity incidents, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Equinox Gold’s current properties and future properties of Equinox Gold or the properties of others, delays in mining, monetary losses and possible legal liability.

Equinox Gold maintains insurance to protect against certain risks in such amounts as it considers to be reasonable. However, Equinox Gold cannot provide any assurance that its insurance coverage will be sufficient to cover any resulting liability, or that such insurance will continue to be available at economically feasible premiums or for other reasons.

While Equinox Gold evaluates the risks to its business and carries insurance policies to mitigate the risk of loss where economically feasible, not all risks are reasonably insurable and insurance coverages may contain limits, deductibles, exclusions, and endorsements. In particular, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available on acceptable terms to

Equinox Gold or to other companies in the mining industry. Losses from such events may have an adverse effect on Equinox Gold, its business, results of operations and financial position. Equinox Gold may also become subject to liability for pollution or other hazards which may not be insured against, or which Equinox Gold may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Equinox Gold to incur significant costs that could have an adverse effect upon its business, results of operations and financial position.

Defects in Land Title

Equinox Gold does not have title insurance on its properties, and the Company’s ability to ensure that it has obtained a secure claim to individual mineral properties or mining concessions may be severely constrained. Equinox Gold has not conducted surveys of all of the claims in which it holds direct or indirect interests and, therefore, the precise area and location of such claims may be in doubt. Equinox Gold can provide no assurances that there are no title defects affecting its properties. Accordingly, its mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including indigenous land claims, and title may be affected by, among other things, undetected defects. In addition, Equinox Gold may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

Environmental Risks, Regulations and Hazards

All phases of Equinox Gold’s mining operations are subject to environmental regulation in the jurisdictions in which the Company operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will likely, in the future, require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s mining operations. Environmental hazards may exist on the properties that are unknown at present that have been caused by previous or existing owners or operators of the properties. Equinox Gold may become liable for such environmental hazards caused by previous owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including fines and orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Previous mining by artisanal miners (“Garimpeiros”) has occurred and continues today on or near certain of Equinox Gold’s Brazilian properties. Garimpeiros are known to use motor oils, other substances and greases in their mining processes, which can result in environmental damage. While Equinox Gold has taken steps to address the activities of the Garimpeiros and the related environmental impacts, there is no certainty that such activities will be discontinued and Equinox Gold may become liable for such environmental hazards caused by Garimpeiro activity.

In April 2022 the Mexican Supreme Court issued a decision ordering the cancellation of two mineral claims previously issued to a mining company on the basis that free, prior and informed consultation with Indigenous peoples was not conducted by the Government before the relevant mineral claims were issued. The Court indicated that the relevant mineral claims may be reissued once the required consultations are complete. The draft decision increases the risk of other communities seeking similar injunctions in the future.

The extraction process for gold and metals can produce tailings, which are the slurry and sand-like materials that are a product of the extraction process. Tailings are stored in engineered facilities (“TSFs”) that are designed, constructed, operated and closed in conformance with federal and state requirements and standard industry practices. Hazards such as uncontrolled seepage or geotechnical failure of retaining dams around tailings disposal areas, however, may result in environmental pollution and consequent liability.

Equinox Gold’s historical operations have generated chemical and metals depositions in the form of tailing ponds, rock waste dumps, and heap leach pads. The Company’s ability to obtain, maintain and renew permits and approvals and to successfully develop and operate mines may be adversely affected by real or perceived impacts associated with Equinox Gold’s activities or of other mining companies that affect the environment, human health and safety.

The water collection, treatment and disposal operations at Equinox Gold’s mines are subject to strict regulation and involve significant environmental risks. If collection or management systems fail, overflow or do not operate properly, untreated water or other contaminants could discharge into nearby properties or into nearby streams and rivers, causing damage to persons or property, or to aquatic life and causing economic damages. Liabilities resulting from damage, regulatory orders or demands, revoking of licenses or permits, or similar, could adversely affect Equinox Gold’s business, results of operations and financial condition due to partial or complete shutdown of operations. Moreover, in the event that Equinox Gold is deemed liable for any damage caused by overflow, Equinox Gold’s losses or consequences of regulatory action might not be covered by insurance policies.

Government Regulation

The operating, development and exploration activities of Equinox Gold are subject to various laws governing prospecting, development, production, exports, imports, taxes, labour standards and occupational health and safety, mine safety, toxic substances, waste disposal, environmental protection and remediation, protection of endangered and protected species, land use, water use, land claims of local people and other matters. Externally driven regulation changes in the countries in which we operate adds uncertainties that cannot be accurately predicted. Any future adverse changes in government policies or legislation in the jurisdictions in which the Company operates are outside the Company’s control.

Any changes in government policy may result in changes to laws affecting ownership of assets, mining policies, monetary policies, taxation, royalty rates, exchange rates, environmental regulations, labour relations and return of capital. This may affect both Equinox Gold’s ability to undertake operating, development and exploration activities in respect of present and future properties in the manner currently contemplated, as well as its ability to continue to explore, develop and operate those properties in which it has an interest or in respect of which it has obtained exploration and development rights to date. The possibility that future governments may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be interpreted in a manner which could have an adverse effect on Equinox Gold and its business, results of operations and financial position. Amendments to current laws, regulations and permits governing operating, development and exploration activities, or more stringent or different implementation, could have an adverse impact on Equinox Gold, or could require abandonment or delays in the development of new mining properties. Failure to comply with any applicable laws, regulations or permitting requirements may result in enforcement actions against Equinox Gold, including significant fines or orders issued by regulatory or judicial authorities causing process, development or exploration activities to cease or be curtailed or suspended, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Counterparty Risk

Counterparty risk is the risk to Equinox Gold that a party to a contract will default on its contractual obligations to Equinox Gold. Equinox Gold is exposed to various counterparty risks including, but not limited to: (i) financial institutions that hold Equinox Gold’s cash and short-term investments; (ii) companies that have payables to Equinox Gold; (iii) providers of its risk management services, such as hedging arrangements; (iv) shipping service providers that move Equinox Gold’s material; (v) Equinox Gold’s insurance providers; and (vi) Equinox Gold’s lenders. Although Equinox Gold makes efforts to limit its counterparty risk, Equinox Gold cannot effectively operate its business without relying, to a certain extent, on the performance of third-party service providers.

Information Systems and Cybersecurity

Targeted attacks on Equinox Gold’s systems (or on systems of third parties that Equinox Gold relies on), failure or non-availability of key information technology (“IT”) systems or a breach of security measures designed to protect Equinox Gold’s IT systems could result in disruptions to Equinox Gold’s operations, extensive personal injury, property damage or financial or reputational risks. Equinox Gold has implemented and regularly tests system controls and disaster recovery infrastructure for certain IT systems. As the threat landscape is ever-changing, the Company takes continuous mitigation efforts, including risk prioritized controls, to protect against known and emerging threats, adopt tools to provide automated monitoring and alerting, and install backup and recovery systems to ensure the Company’s ability to restore systems and return to normal operations. There is no certainty that Equinox Gold’s efforts will adequately protect the Company’s systems and operations.

Taxation Risk

Equinox Gold is subject to taxes, duties, levies, government royalties and other government-imposed compliance costs in several jurisdictions. New taxes or increases to the rates of taxation could have an adverse impact on the results of operations or the Company’s finances.

The Company has organized its operations in part based on its understanding and assumptions in relation to various tax laws (including capital gains, withholding tax and transfer pricing) within the jurisdictions in which the Company operates. The Company believes that its understanding and assumptions are reasonable. However, the Company cannot provide assurance that foreign taxation or other authorities will reach the same conclusion. The results of audit of prior tax filings may have a material impact on Equinox Gold.

Equinox Gold is currently appealing federal and municipal value-added tax assessments in Brazil and Mexico. While Equinox Gold is confident that long-term regular recovery of value-added taxes or other amounts receivable from various governmental and nongovernmental counter parties will be established, Equinox Gold cannot guarantee that such taxes will be recovered or that its activities will result in profitable processing operations.

On November 3, 2022, the Department of Finance (Canada) released draft legislative proposals in relation to draft legislation released on February 4, 2022, to implement certain tax proposals that are intended to limit the deductibility of certain interest and financing expenses. These proposals, effective for taxation years beginning on or after October 1, 2023, will limit the amount of net interest and financing expenses that may be deducted by certain taxpayers in computing their income to no more than a fixed ratio of tax EBITDA. If enacted, the proposals may create an additional tax burden which could impact the cashflow of the Company and may have an adverse impact on the Company and its investors.

Joint Ventures

The Company holds a 60% interest in Greenstone through a limited partnership with Orion, who holds the remaining 40% interest. As such, the development and operation of Greenstone is subject to the risks normally associated with the conduct of joint ventures which may include (i) disagreements between joint venture partners on how to develop and operate mines efficiently; (ii) that joint venture partners may at any time have economic or business interests or goals that are, or become, inconsistent with another joint venture partner’s business interests or goals; (iii) an inability of joint venture partners to meet their obligations to the joint venture or third parties; (iv) the potential bankruptcy of a joint venture partner; (v) the possibility that a joint venture partner may not be able to sell its interest in the joint venture; or (vi) litigation arising between joint venture partners regarding joint venture matters. The existence or occurrence of one or more such events could have a material adverse impact on the Company’s profitability, future cash flows, earnings, results of operations and financial condition.

Acquisitions, Business Arrangements or Transactions

Equinox Gold will continue to seek new mining and development opportunities in the mining industry as well as business arrangements or transactions. In pursuit of such opportunities, Equinox Gold may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their workforce into Equinox Gold. Ultimately, any acquisitions would be accompanied by risks, which could include change in commodity prices, difficulty with integration, failure to realize anticipated synergies, significant unknown liabilities, delays in regulatory approvals and exposure to litigation. There is no guarantee that the sources of financing that have been announced will be successful and that additional funding will be available for development of projects or to refinance existing corporate and project debt. There may be an inability to complete the investment on the proposed terms or at all due to delays in obtaining or inability to obtain consent of lenders or to execute intercreditor agreements or obtain required regulatory and exchange approvals. Any issues that Equinox Gold encounters in connection with an acquisition, business arrangement or transaction could have an adverse effect on its business, results of operations and financial position.

In April 2022 the Company completed the sale of the Mercedes mine to Bear Creek. Bear Creek subsequently requested an extension to the payment date of the $25 million Second Cash Payment due under the applicable share purchase agreement. The parties have agreed on extension terms. There is a risk that Bear Creek will be unable to meet its obligations with respect to the Second Cash Payment or that the Company will be unable to recover the Second Cash Payment through the exercise of its security.

In April 2021 the Company completed the sale of Pilar to Pilar Gold. Pilar Gold subsequently requested extensions to the payment date of the $17.5 million Third Installment due under the applicable share purchase agreement, and Equinox Gold agreed to extend the maturity of the Third Tranche to November 30, 2023. There is a risk that Pilar Gold will be unable to meet its obligations with respect to the Third Tranche or that the Company will be unable to recover the Third Tranche through exercise of its security.

Reclamation Estimates, Costs and Obligations

Equinox Gold’s operations are subject to reclamation plans that establish its obligations to reclaim properties after mining and processing operations have concluded. While closure costs are estimated using industry standard practices, often using third parties, it is difficult to determine the exact amounts which will be required to complete all land reclamation activities in connection with the properties in which Equinox Gold holds an interest. Reclamation bonds and other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation activities over the life of a mine. Accordingly, these obligations represent significant future costs for Equinox Gold, and it may be necessary to revise planned expenditures, operating plans and reclamation concepts and plans in order to fund reclamation activities. Such increased costs may have an adverse impact upon the business, results or operations and financial position of Equinox Gold.

There is a potential future liability for cleanup of tailings deposited on the mining license areas by others during previous periods of mining and reprocessing. It is not possible to quantify at this time what the potential liability may be and detailed assessments need to be made to determine future land reclamation costs, if any.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, terrorism, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Equinox Gold’s business, results of operations and financial position. Generators currently act as back-up for power outages but, despite provision for backup infrastructure, there can be no assurance that challenges or interruptions in infrastructure and resources will not be encountered.

Employee and Labour Relations

Some of Equinox Gold’s employees and contractors are unionized. Although the Company has reached agreements and places significant emphasis on maintaining positive relationships with the union and employees, there is risk of labour strikes and work stoppages. Should they occur, some labour strikes and work stoppages have the potential to significantly affect the Company’s operations and thereby adversely impact the Company’s future cash flows, earnings, production, and financial conditions.

Further, relations with employees and contractors may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in the jurisdictions in which the mining operations are conducted. Changes in such legislation or otherwise in Equinox Gold’s relationships with its employees may result in strikes, lockouts or other work stoppages, any of which could have an adverse effect on the business, results of operations and financial position.

Properties Located in Remote Areas

Certain of Equinox Gold’s properties are located in remote areas, some of which have severe climates, resulting in technical challenges for conducting exploration, construction and development activities, and mining. Equinox Gold benefits from modern technologies for operating in areas with severe climates. Nevertheless, Equinox Gold may sometimes be unable to overcome problems related to weather and climate at a commercially reasonable cost, which could have an adverse effect on Equinox Gold’s business, results of operations and financial position. The remote location of certain of Equinox Gold’s operations may also result in increased costs and transportation difficulties.

Corruption and Bribery

Equinox Gold’s operations are governed by, and involve interactions with, many levels of government in numerous countries. Equinox Gold is required to comply with anti-corruption and anti-bribery laws, including but not limited to the Canadian Corruption of Foreign Public Officials Act, the United States Foreign Corrupt Practices Act, the Brazil Clean Company Act and the Mexico Criminal Code and Anti-Corruption in Public Contracts Act. In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-corruption and anti-bribery laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its contractors and third-party agents. Although Equinox Gold has adopted steps to mitigate such risks, including the implementation of training programs, internal monitoring, reviews and audits, and policies to ensure compliance with such laws, such measures may not always be effective in ensuring that Equinox Gold, its employees, contractors or third-party agents will comply strictly with such laws. If Equinox Gold finds itself subject to an enforcement action or is found to be in violation of such laws, this may result in significant penalties, fines and/or sanctions imposed on Equinox Gold resulting in an adverse effect on Equinox Gold’s reputation and business.

Internal Controls Over Financial Reporting

Equinox Gold may fail to maintain the adequacy of its internal controls over financial reporting as such standards are modified, supplemented or amended from time to time, and Equinox Gold cannot ensure that it will conclude on an ongoing basis that it has effective internal controls over financial reporting. Equinox Gold’s failure to satisfy the requirements of Canadian and United States legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm Equinox Gold’s business and negatively impact the trading price and market value of its shares or other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Equinox Gold’s operating results or cause it to fail to meet its reporting obligations.

Equinox Gold may fail to maintain the adequacy of its disclosure controls. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by Equinox Gold in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to Equinox Gold’s management, as appropriate, to allow timely decisions regarding required disclosure.

No evaluation can provide complete assurance that Equinox Gold’s financial and disclosure controls will detect or uncover all failures of persons within Equinox Gold to disclose material information otherwise required to be reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The effectiveness of Equinox Gold’s controls and procedures could also be limited by simple errors or faulty judgments.

If we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our share price and harm our ability to raise capital. Failure to accurately report our financial performance on a timely basis could also jeopardize our continued listing on the TSX or NYSE American or any other exchange on which our common shares may be listed.

As described in the Company’s Annual MD&A, a material weakness in the Company’s internal control over financial reporting was determined to exist as at December 31, 2020 associated with controls over the purchase price accounting related to the Leagold Transaction. The Company subsequently implemented a remediation plan and management concluded the actions taken to improve the design and operating effectiveness of its internal controls related to the purchase price accounting operated effectively and remediated the material weakness. Management concluded that the Company’s disclosure controls and procedures were effective as at December 31, 2021.

Public Perception

Damage to Equinox Gold’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Although Equinox Gold places great emphasis on protecting its image and reputation, it does not have control over how it is perceived by others. Reputation loss may lead to increased challenges in developing and maintaining community relations and, decreased investor confidence and act as an impediment to Equinox Gold’s overall ability to advance its projects, thereby having an adverse impact on financial performance, cash flows, growth prospects, and the market value of the Company’s securities.

Equinox Gold May Become Subject to Additional Legal Proceedings

Equinox Gold is currently subject to litigation and claims in Canada, Brazil, Mexico and the United States and may, from time to time, become involved in various claims, legal proceedings, regulatory investigations and complaints. Equinox Gold cannot reasonably predict the likelihood or outcome of any actions should they arise. If Equinox Gold is unable to resolve any such disputes favorably, it may have an adverse effect on Equinox Gold’s financial performance, cash flows, and results of operations. To the extent management believes it is probable that a material cash outflow will be incurred to settle the claim, a provision for the estimated settlement amount is recorded. Equinox Gold’s assets and properties may become subject to further liens, agreements, claims, or other charges as a result of such disputes. Any claim by a third party on or related to any of Equinox Gold’s properties, especially where Mineral Reserves have been located, could result in Equinox Gold losing a commercially viable property. Even if a claim is unsuccessful, it may potentially affect Equinox Gold’s operations due to the high costs of defending against the claim. If Equinox Gold loses a material commercially viable property, such a loss could lower its future revenues, or cause Equinox Gold to cease operations.

Equinox Gold could be forced to compensate those suffering loss or damage by reason of its processing, development or exploration activities and could face civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such regulatory or judicial action could materially increase Equinox Gold’s operating costs and delay or curtail or otherwise negatively impact Equinox Gold’s activities.

Management

The success of Equinox Gold will be largely dependent on the performance of its Board and its management team. The loss of the services of these persons could have an adverse effect on Equinox Gold’s business, results of operations, financial position and prospects. There is no assurance Equinox Gold can maintain the services of its Board and management or other qualified personnel required to operate its business. Failure to do so could have an adverse effect on Equinox Gold and its business, results of operations, financial position and its growth prospects.

Employee Recruitment and Retention

Recruiting and retaining qualified personnel is critical to Equinox Gold’s success. The number of persons skilled in the acquisition, exploration, development and operation of mining properties is limited and competition for such persons is intense. In particular, there is intense competition for engineers, geologists and persons with mining expertise. As Equinox Gold’s business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff at its operations. Although Equinox Gold believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success as competition for such persons with these skill sets increases. If Equinox Gold is not successful in attracting and retaining qualified personnel, the efficiency of the Company’s operations could be impaired, which could have an adverse impact on Equinox Gold’s future cash flows, earnings, results of operations, and financial condition.

COVID-19

COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. Since then, COVID-19 has had, and is expected to continue to have, a negative impact on global financial conditions. Almost all countries globally continue to experience negative impacts as the result of COVID-19, including Canada, the USA, Mexico, and Brazil where the Company operates and has offices. A sustained slowdown in economic growth could have an adverse effect on the price and/or demand for gold. Further, as the prevalence of COVID-19 continues, governments may implement new regulations and restrictions regarding the flow of labour, services and products. Consequently, the Company’s operations could be impacted, including through inflation and limited availability of labour, suppliers and distribution channels.

The Company continues to monitor the evolution of the COVID-19 pandemic and applies operational and safety procedures in accordance with guidelines outlined by the World Health Organization, the United States and Canada Centres for Disease Control and the local, state and federal governments at each of its sites. The Company supports preventive measures and vaccination campaigns conducted by local authorities.

Competition

The mining industry is very competitive, particularly with respect to properties that produce, or are capable of producing, gold and other metals. Mines have limited lives and, as a result, Equinox Gold continually seeks to replace and expand Mineral Reserves through exploration and the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in areas where Equinox Gold would consider conducting exploration and/or production activities. As Equinox Gold faces significant and increasing competition from a number of large established companies, some of which have greater financial and technical resources than Equinox Gold, for a limited number of suitable properties and resource acquisition opportunities, Equinox Gold may be unable to acquire such mining properties which it desires on terms it considers acceptable.

Equinox Gold competes with other mining companies for the recruitment and retention of qualified directors, professional management, employees and contractors. Competition is also intense for the availability of drill rigs, mining equipment, and production equipment. Competition in the mining industry for limited sources of capital could adversely impact our ability to acquire and develop suitable gold mines, gold developmental projects, gold producing companies, or properties having significant exploration potential. As a result, there can be no assurance that the Company’s acquisition and exploration programs will yield new Mineral Reserves to replace or expand current Mineral Reserves, or that the Company will be able to maintain production levels in the future.

Speculative Nature of Mining Exploration and Development

The long-term operation and success of Equinox Gold is dependent, in part, on the cost and success of our exploration and development projects. Mineral exploration and development is highly speculative and involves significant risks. Major expenses are typically required to locate and establish Mineral Reserves.

Development of Equinox Gold’s mineral projects will only follow upon obtaining satisfactory results. Few properties which are explored are ultimately developed into producing properties. There is no assurance that Equinox Gold’s exploration and development activities will result in any discoveries of commercial bodies of ore which will be brought into commercial production.

The processes of exploration and development also involves risks and hazards, including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions or acts of nature. These risks and hazards could lead to events or circumstances which could result in the complete loss of a project or could otherwise result in damage or impairment to, or destruction of, mineral properties and future production facilities, environmental damage, delays in exploration and development interruption, and could result in personal injury or death.

Public Company Obligations

Equinox Gold’s business is subject to evolving corporate governance and public disclosure regulations that have increased both Equinox Gold’s compliance costs and the risk of non-compliance, which could adversely impact the market value of the Company’s Common Shares or other securities.

Equinox Gold is subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the Canadian and United States securities administrators and regulators, the TSX, the NYSE American, and the International Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity creating many new requirements. Equinox Gold’s efforts to comply with such legislation could result in increased general and administration expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

No History of Dividends

Equinox Gold has not, since the date of its incorporation, declared or paid any cash dividends on its Common Shares and does not currently have a policy with respect to the payment of dividends. The payment of dividends in the future will depend on Equinox Gold’s financial condition and such other factors as the Board considers appropriate.

Significant Shareholders

The Company has certain significant shareholders and holders of convertible notes, that have or will have on exercise of such convertible rights the ability to influence the outcome of corporate actions requiring shareholder approval, including the election of directors of Equinox Gold and the approval of certain corporate transactions. Although, each of these significant shareholders is or may be a strategic partner of Equinox Gold, their respective interests may differ from the interests of Equinox Gold or its other shareholders. The concentration of ownership of the shares may also have the effect of dissuading third-party offers or delaying or preventing other possible strategic transactions of Equinox Gold.

Conflicts of Interest

Certain of the directors and/or officers of Equinox Gold also serve as directors and/or officers of other companies involved in natural resource exploration, development and mining operations and consequently there exists the possibility for such individuals to be in a position of conflict. In particular, François Bellemare, a director of Equinox Gold, is also an employee of Mubadala Investment Company which has a material relationship with Equinox Gold. Any decision made by any of such directors and/or officers will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Equinox Gold and Equinox Gold shareholders. In addition, each director is required to declare and refrain from voting on any matter in which such director may have a conflict of interest in accordance with the procedures set forth in the BCBCA and other applicable laws.

Risks Relating to an Offering and the Securities

Discretion in the Use of Proceeds

While detailed information regarding the use of proceeds from the sale of our securities will be described in the applicable prospectus supplement, the Company will have broad discretion over the use of net proceeds from an offering by the Company of its securities. There may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary. In such circumstances, the net proceeds will be reallocated at the Company’s sole discretion. Management will have discretion concerning the use of proceeds described in the applicable prospectus supplement as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds. Management may use the net proceeds described in a prospectus supplement in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Company’s results of operations may suffer. See “Use of Proceeds”.

There is no assurance of a sufficient liquid trading market for the Company’s Common Shares in the future.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Company’s Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the TSX or the NYSE American or achieve listing on any other public listing exchange.

The debt securities will be unsecured and will rank equally in right of payment with all of our other future unsecured debt.

The debt securities will be unsecured and will rank equally in right of payment with all of our other existing and future unsecured debt. The debt securities will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing such debt. If we are involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including the debt securities. In that event, a holder of debt securities may not be able to recover any principal or interest due to it under the debt securities. See “Description of Debt Securities”.

USE OF PROCEEDS

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from any sale of our securities to advance business objectives outlined in this prospectus and the documents incorporated by reference herein, for working capital requirements and for exploration, development, and construction of the Company’s mineral property interests. More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.

While detailed information regarding the use of proceeds from the sale of our securities will be described in the applicable prospectus supplement, the Company will have broad discretion over the use of the net proceeds from an offering by the Company of its securities. Because of the number and variability of factors that will determine the Company’s use of such proceeds, the Company’s ultimate use might vary substantially from its planned use. You may not agree with how the Company allocates or spends the proceeds from an offering of its securities. Equinox Gold may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of its securities, including the market value of its Common Shares, and that may increase its losses.

PRIOR SALES

Information in respect of our Common Shares that we issued within the previous twelve month period, Common Shares that we issued upon the exercise of options, restricted share units and performance based restricted share units granted under our equity incentive plans, and in respect of such equity securities exercisable or convertible into Common Shares that we granted under such equity incentive plans, will be provided as required in a prospectus supplement with respect to the issuance of securities pursuant to such prospectus supplement.

MARKET FOR SECURITIES

Our Common Shares are listed on the TSX in Canada (trading symbol: EQX) and our Common Shares are listed on the NYSE American in the United States (trading symbol: EQX). Trading price and volume of the Company’s securities will be provided as required for all of our Common Shares in each prospectus supplement to this prospectus.

EARNINGS COVERAGE

If we offer debt securities having a term to maturity in excess of one year under this prospectus and any applicable prospectus supplement, the applicable prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our consolidated share capital and loan capital since September 30, 2022, the date of our financial statements for the most recently completed financial period except for an aggregate total of $100 million drawn under the Company’s revolving credit facility.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue an unlimited number of Common Shares without par value. As at the date of this prospectus, there are 305,061,738 Common Shares issued and outstanding.

Common Shares

The shareholders of the Company are entitled to one vote for each Common Share on all matters to be voted on by the shareholders. Each Common Share is equal to every other Common Share and all Common Shares participate equally on liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs after the Company has paid out its liabilities. The shareholders are entitled to receive pro rata such dividends as may be declared by the Board out of funds legally available for such purpose and to receive pro rata the remaining property of the Company upon dissolution. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights, and no provisions for redemption, retraction, purchase or cancellation, surrender, sinking fund or purchase fund. Provisions as to the creation, modification, amendment or variation of such rights or such provisions are contained in the BCBCA and the articles of the Company.

Dividend Policy

The Company has neither declared nor paid dividends on its Common Shares. The Company does not currently have a policy with respect to the payment of dividends. The payment of dividends in the future will depend on Equinox Gold’s financial condition and such other factors as the Board considers appropriate.

DESCRIPTION OF DEBT SECURITIES

In this description of debt securities, “we”, “us”, “our” “Equinox Gold” or the “Company” refer to Equinox Gold Corp., but not to our subsidiaries. This section describes the general terms that will apply to any debt securities issued pursuant to this prospectus. We may issue debt securities in one or more series under an indenture to be entered into between us and one or more trustees. Such indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the form of indenture relating to the debt securities has been filed as an exhibit to Equinox Gold’s registration statement filed with the SEC. The following description sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, prospective investors should refer to the indenture and the terms of the debt securities, once it has been entered into. If debt securities are issued, we will describe in the applicable prospectus supplement the particular terms and provisions of any series of the debt securities and a description of how the general terms and provisions described below may apply to that series of the debt securities. Prospective investors should rely on information in the applicable prospectus supplement and not on the following information to the extent that the information in such prospectus supplement is different from the following information.

We may also issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

General

The indenture will not limit the aggregate principal amount of debt securities that we may issue under the indenture and will not limit the amount of other indebtedness that we may incur. The indenture will provide that we may issue debt securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our unsecured obligations. The indenture will also permit us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement for any series of debt securities that we offer will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	whether payment on the debt securities will be senior or subordinated to, or rank pari passu with, our other liabilities or obligations;

•	whether the payment of the debt securities will be guaranteed by any other person;

•

the date or dates, or the methods by which such dates will be determined or extended, on which we may issue the debt securities and the date or dates, or the methods by which such dates will be determined or extended, on which we will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

•

whether the debt securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•	the place or places we will pay principal, premium, if any, and interest, if any, and the place or places where debt securities can be presented for registration of transfer or exchange;

•

whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•

whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•	whether we may redeem the debt securities at our option and the terms and conditions of any such redemption;

•

the denominations in which we will issue any registered debt securities, if other than denominations of $2,000 and any multiple of $1,000 in excess thereof and, if other than denominations of $5,000, the denominations in which any unregistered debt security shall be issuable;

•	whether we will make payments on the debt securities in a currency or currency unit other than U.S. dollars or by delivery of our Common Shares or other property;

•	whether payments on the debt securities will be payable with reference to any index or formula;

•	whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the debt securities as unregistered securities (with or without coupons), registered securities or both;

•

the periods within which and the terms and conditions, if any, upon which we may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

•	any changes or additions to events of default or covenants;

•	the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•	whether the holders of any series of debt securities have special rights if specified events occur;

•	any mandatory or optional redemption or sinking fund or analogous provisions;

•	the terms, if any, for any conversion or exchange of the debt securities for any other securities;

•	rights, if any, on a change of control;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

•

any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

Unless stated otherwise in the applicable prospectus supplement, no holder of debt securities will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or we have a change of control.

We may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable prospectus supplement.

We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable prospectus supplement, our debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding and equally with other securities issued under the indenture. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

Our Board may establish the extent and manner, if any, to which payment on or in respect of a series of debt securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.

Debt Securities in Global Form

The Depositary and Book-Entry

Unless otherwise specified in the applicable prospectus supplement, a series of the debt securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for the debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the debt securities to be represented by a global security will be described in the applicable prospectus supplement relating to such series. We anticipate that the provisions described in this section will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the trustee or any paying agent for the debt securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of the debt securities in definitive form in exchange for a global security representing such series of the debt securities. If an event of default under the indenture has occurred and is continuing, debt securities in definitive form will be printed and delivered upon written request by the holder to the trustee. In addition, we may at any time and in our sole discretion determine not to have a series of the debt securities represented by a global security and, in such event, will issue a series of the debt securities in definitive form in exchange for all of the global securities representing that series of debt securities.

Debt Securities in Definitive Form

A series of the debt securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof and unregistered securities will be issuable in denominations of $5,000 and integral multiples of $5,000 or, in each case, in such other denominations as may be set out in the terms of the debt securities of any particular series. Unless otherwise indicated in the applicable prospectus supplement, unregistered securities will have interest coupons attached.

Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on the debt securities (other than global securities) will be made at the office or agency of the trustee, or at our option we can pay principal, interest, if any, and premium, if any, by check mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of the person entitled to receive payments. Unless otherwise indicated in the applicable prospectus supplement, payment of interest, if any, will be made to the persons in whose name the debt securities are registered at the close of business on the day or days specified by us.

At the option of the holder of debt securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount and tenor. If, but only if, provided in an applicable prospectus supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Unless otherwise specified in an applicable prospectus supplement, unregistered securities will not be issued in exchange for registered securities.

The applicable prospectus supplement may indicate the places to register a transfer of the debt securities in definitive form. Except for certain restrictions set forth in the indenture, no service charge will be payable by the holder for any registration of transfer or exchange of the debt securities in definitive form, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

•

issue, register the transfer of or exchange any series of the debt securities in definitive form during a period beginning at the opening of business 15 days before any selection of securities of that series of the debt securities to be redeemed and ending on the relevant redemption date if the debt securities for which such issuance, registration or exchange is requested may be among those selected for redemption;

•

register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•

exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption with written instructions for payment consistent with the provisions of the indenture; or

•

issue, register the transfer of or exchange any of the debt securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Events of Default

Unless otherwise specified in the applicable prospectus supplement relating to a particular series of debt securities, the following is a summary of events which will, with respect to any series of the debt securities, constitute an event of default under the indenture with respect to the debt securities of that series:

•	we fail to pay principal of, or any premium on, any debt security of that series when it is due and payable;

•	we fail to pay interest or any additional amounts payable on any debt security of that series when it becomes due and payable, and such default continues for 30 days;

•	we fail to make any required sinking fund or analogous payment for that series of debt securities;

•

we fail to comply with any of our other agreements in the indenture that affect or are applicable to the debt securities for 90 days after written notice by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of any series affected thereby;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series, subject to any subordination provisions, may require us to repay immediately:

•	the entire principal and interest and premium, if any, of the debt securities of the series; or

•	if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement. If debt securities are discounted securities, the applicable prospectus supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, the trustee is not obligated to exercise any of the rights or powers that it will have under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of all series of debt securities affected by an event of default may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults. We will also be required to notify the trustee as soon as practicable upon becoming aware of any event of default.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the affected series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

•

the trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

Defeasance

When we use the term “defeasance”, we mean discharge from some or all of our obligations under the indenture. Unless otherwise specified in the applicable prospectus supplement, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

•	we will be discharged from the obligations with respect to the debt securities of that series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

To exercise our defeasance option, we must deliver to the trustee:

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an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of the affected series will not recognize a gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•

an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of the affected series will not recognize income, or a gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•	a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

If we are to be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before we may exercise our defeasance option:

•

no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the debt securities of the affected series;

•	we are not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification. However, without the consent of each holder affected, no modification may:

•	change the stated maturity of the principal of, premium, if any, or any installment of interest, if any, on any debt security;

•	reduce the principal, premium, if any, or rate of interest, if any, or any obligation to pay any additional amounts;

•	reduce the amount of principal of a debt security payable upon acceleration of its maturity;

•	change the place or currency of any payment;

•	adversely affect the holder’s right to require us to repurchase the debt securities at the holder’s option;

•	impair the right of the holders to institute a suit to enforce their rights to payment;

•	adversely affect any conversion or exchange right related to a series of debt securities;

•	reduce the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions.

The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as only that series is concerned, past defaults under the indenture and compliance by us with certain provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

We may modify the indenture without the consent of the holders to:

•	evidence our successor under the indenture;

•	add covenants or surrender any right or power for the benefit of holders;

•	add events of default;

•

provide for unregistered securities to become registered securities under the indenture and make other such changes to unregistered securities that in each case do not materially and adversely affect the interests of holders of outstanding securities;

•	establish the forms of the debt securities;

•	appoint a successor trustee under the indenture;

•	add provisions to permit or facilitate the defeasance or discharge of the debt securities as long as there is no material adverse effect on the holders;

•

cure any ambiguity, correct or supplement any defective or inconsistent provision, make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding securities and related coupons, if any;

•	comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

•	change or eliminate any provisions where such change takes effect when there are no securities outstanding under the indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee under the indenture or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture may contain certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of the debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Enforceability of Judgments

Since all or substantially all of our assets, as well as the assets of some of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the debt securities, may not be collectible within the United States.

We have been advised that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought against us in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of any federal or state court located in the State of New York, or a New York Court, which is subsisting and unsatisfied for a sum certain with respect to the enforcement of the indenture and the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) proper service of process in respect of the proceedings in which such judgment was obtained was made in accordance with New York law; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada and under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights, including bankruptcy, reorganization, winding-up, moratorium and similar laws, and does not constitute, directly or indirectly, the enforcement of foreign laws which a court in the Province of British Columbia would characterize as revenue, expropriatory or penal laws; (5) in an action to enforce a default judgment, the judgment does not contain a manifest error on its face; (6) the action to enforce such judgment is commenced within the appropriate limitation period; (7) interest payable on the debt securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (8) the judgment does not conflict with another final and conclusive judgment in the same cause of action; except that a court in the Province of British Columbia may stay an action to enforce a foreign judgment if an appeal of a judgment is pending or time for appeal has not expired; and except that any court in the Province of British Columbia may give judgment only in Canadian dollars.

We have been advised that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal securities laws.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

The Company may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to the Company, and obligating the Company to purchase from or sell to the holders, a specified number of Common Shares, as applicable, at a future date or dates, and including by way of instalment.

The price per Common Share and the number of Common Shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. The Company may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as it may determine.

The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt obligations of third parties, securing the holders’ obligations to purchase the Common Shares under the share purchase contracts, which are referred to in this prospectus as share purchase units. The share purchase contracts may require the Company to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

Holders of share purchase contracts are not shareholders of the Company. The particular terms and provisions of share purchase contracts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the applicable prospectus supplement filed in respect of such share purchase contracts. This description will include, where applicable: (i) whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, Common Shares, as applicable, and the nature and amount of those securities, or the method of determining those amounts; (ii) whether the share purchase contracts are to be prepaid or not or paid in instalments; (iii) any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied; (iv) whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of Common Shares; (v) any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts; (vi) the date or dates on which the sale or purchase must be made, if any; (vii) whether the share purchase contracts will be issued in fully registered or global form; (viii) the material income tax consequences of owning, holding and disposing of the share purchase contracts; and (ix) any other material terms and conditions of the share purchase contracts including, without limitation, transferability and adjustment terms and whether the share purchase contracts will be listed on a securities exchange or automated interdealer quotation system.

Original purchasers of share purchase contracts will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such share purchase contract. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants for the purchase of Common Shares, or equity warrants, or for the purchase of debt securities, or debt warrants.

We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

The Company will deliver an undertaking to the securities regulatory authority in each of the provinces and territories of Canada that it will not distribute warrants that, according to the aforementioned terms as described in the prospectus supplement for warrants supplementing this prospectus, are “novel” specified derivatives within the meaning of Canadian securities legislation, separately to any member of the public in Canada, unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be distributed separately is first approved by or on behalf of the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the warrants will be distributed.

This summary of some of the provisions of the warrants is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The applicable prospectus supplement relating to any warrants that we offer will describe the particular terms of those warrants and include specific terms relating to the offering.

Original purchasers of warrants (if offered separately) in Canada will have a contractual right of rescission against us in respect of the exercise of such warrant. The contractual right of rescission will entitle such original purchasers to receive, upon surrender of the underlying securities acquired upon exercise of the warrant, the total of the amount paid on original purchase of the warrant and the amount paid upon exercise, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of the warrant under the applicable prospectus supplement; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the warrant under the applicable prospectus supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

The particular terms of each issue of warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•

the number of Common Shares or debt securities that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the Common Shares or debt securities may be purchased upon exercise of each warrant;

•

the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of securities that may be purchased, (ii) the exercise price per security or (iii) the expiry of the warrants;

•	whether we will issue fractional shares;

•	whether we have applied to list the warrants or the underlying securities on any exchange;

•	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material U.S. and Canadian income tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

DESCRIPTION OF UNITS

The Company may issue units, which may consist of one or more Common Shares, warrants or any combination of securities as is specified in the relevant prospectus supplement. In addition, the relevant prospectus supplement relating to an offering of units will describe all material terms of any units offered, including, as applicable:

•	the designation and aggregate number of units being offered;

•	the price at which the units will be offered;

•	the designation, number and terms of the securities comprising the units and any agreement governing the units;

•	the date or dates, if any, on or after which the securities comprising the units will be transferable separately;

•	whether we will apply to list the units on any exchange;

•	material U.S. and Canadian income tax consequences of owning the units, including, how the purchase price paid for the units will be allocated among the securities comprising the units; and

•	any other material terms or conditions of the units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue subscription receipts, which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, warrants or any combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), the material terms of which will be described in the applicable prospectus supplement, that will be named in the relevant prospectus supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province or territory thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any subscription receipts, one or more of such underwriters or agents may also be a party to the subscription agreement governing the subscription receipts sold to or through such underwriter or agent.

The following description sets forth certain general terms and provisions of subscription receipts that may be issued hereunder and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific subscription receipts being offered for the complete terms of the subscription receipts. We will file a copy of any Subscription Receipt Agreement relating to an offering of subscription receipts with the applicable securities regulatory authorities in Canada and the United States after it has been entered into.

General

The prospectus supplement and the Subscription Receipt Agreement for any subscription receipts that we may offer will describe the specific terms of the subscription receipts offered. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of subscription receipts being offered;

•	the price at which the subscription receipts will be offered;

•

the designation, number and terms of the Common Shares, warrants or a combination thereof to be received by the holders of subscription receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•

the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive, for no additional consideration, the Common Shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the Common Shares, warrants or a combination thereof upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•

if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the subscription receipts;

•

procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event that this prospectus, the prospectus supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of Equinox Gold to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether we will issue the subscription receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether we will issue the subscription receipts as bearer securities, as registered securities or both;

•

provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the subscription receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, warrants or other Equinox Gold securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether we will apply to list the subscription receipts on any exchange;

•	material U.S. and Canadian federal income tax consequences of owning the subscription receipts; and

•	any other material terms or conditions of the subscription receipts.

Original purchasers of subscription receipts will have a contractual right of rescission against us in respect of the conversion of the subscription receipt. The contractual right of rescission will entitle such original purchasers to receive the amount paid on original purchase of the subscription receipt upon surrender of the underlying securities gained thereby, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion takes place within 180 days of the date of the purchase of the subscription receipt under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the subscription receipt under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of subscription receipts will not be, and will not have the rights of, shareholders of Equinox Gold. Holders of subscription receipts are entitled only to receive Common Shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied. If the Release Conditions are not satisfied, holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price thereof and all or a portion of the pro rata share of interest earned or income generated thereon, all as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the subscription receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the subscription receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of subscription receipts will receive a refund of all or a portion of the subscription price for their subscription receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or warrants may be held in escrow by the Escrow Agent and will be released to the holders of subscription receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the subscription receipts issued thereunder may be made by way of a resolution of holders of subscription receipts at a meeting of such holders or consent in writing from such holders. The number of holders of subscription receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that we may amend any Subscription Receipt Agreement and the subscription receipts, without the consent of the holders of the subscription receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding subscription receipts or as otherwise specified in the Subscription Receipt Agreement.

The foregoing summary of certain of the principal provisions of the securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable prospectus supplement under which any securities are being offered.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of our securities offered thereunder. The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the tax discussion in any prospectus supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PLAN OF DISTRIBUTION

We may issue our securities offered by this prospectus for cash or other consideration: (i) to or through underwriters, dealers, placement agents or other intermediaries; (ii) directly to one or more purchasers; or (iii) in connection with acquisitions of assets or shares or another entity or company.

Each prospectus supplement with respect to our securities being offered will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the number and the purchase price of, and form of consideration for, our securities;

•	any proceeds to us; and

•	any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.

The Company’s securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, including sales in transactions that are deemed to be ATM Distributions, including sales made directly on the TSX, NYSE American or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with our securities offered by that prospectus supplement.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

No underwriter or dealer involved in an ATM Distribution, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer has over-allotted, or will over allot, the Company’s securities in connection with an ATM Distribution of the Company’s securities or effect any other transactions that are intended to stabilize the market price of the Company’s securities during an ATM Distribution.

In connection with any offering of the Company’s securities other than in an ATM Distribution, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Company’s securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Professional Accountants through its offices located on the 11th Floor at 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K3. KPMG LLP has confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

As of the date of this prospectus, the transfer agent and registrar for the Company’s Common Shares in Canada and the United States, respectively, is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Toronto, Ontario and New York, New York.

INTEREST OF EXPERTS

The following are the names of persons or companies (a) that are named as having prepared or certified a report, valuation, statement or opinion included in or included by reference in this prospectus; and (b) whose profession or business gives authority to the statement, report or valuation made by the person or Equinox Gold:

•

Gary Methven, P.Eng., Paul Salmenmaki, P.Eng., Mo Molavi, P.Eng., Eugene Tucker, P.Eng., all of AMC Mining Consultants; Glenn Bezuidenhout, FSAIMM, of Lycopodium Minerals Canada Ltd.; Paul Sterling, P.Eng., independent consultant; Riley Devlin, P.Eng., of StruthersTech Technical Solutions Ltd.; and Kelly Boychuk, P.Eng., Ali Shahkar, P.Eng., and Travis O’Farrell, P.Eng., all of Equinox Gold, prepared the technical report entitled “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” dated effective June 30, 2022;

•

Eleanor Black, P.Geo. and Trevor Rabb, P.Geo, each of Equity Exploration Consultants Ltd. and Neil Lincoln, P.Eng. and Gordon Zurowski, P.Eng. each of AGP Mining Consultants Inc. prepared the technical report entitled “Technical Report on the Aurizona Gold Mine Expansion Pre-Feasibility Study Maranhão, Brazil” dated effective September 20, 2021;

•

Bruce Davis, FAusIMM of BD Resource Consulting, Inc.; Nathan Robison, PE, of Robison Engineering Company; Ali Shahkar, P.Eng., of Lions Gate Geological Consulting Inc.; Robert Sim, P.Geo. of SIM Geological Inc.; Jefferey Woods, SME MMAS, of Woods Process Services LLC; and Gordon Zurowoski, P.Eng. of AGP Mining Consultants Inc. prepared the technical report entitled “Technical Report on the Mesquite Gold Mine, California, U.S.A” dated effective December 31, 2019;

•

Felipe M. Araújo, MAusIMM (CP), Hugo R. A. Filho, FAusIMM (CP), Gunter C. Lipper, M.Sc., FAusIMM, César A. Torresini, FAusIMM and Tiãozito V. Cardoso, MBA, FAusIMM, each of whom is, or was at the time of filing of the report, an employee of Equinox Gold, prepared the technical report entitled “NI 43-101 Technical Report on the Fazenda Brasileiro Gold Mine, Bahia State, Brazil” dated effective December 31, 2020;

•

Felipe M. Araújo, MAusIMM (CP), Gunter C. Lipper, M.Sc., FAusIMM, César A. Torresini, FAusIMM and Tiãozito V. Cardoso, MBA, FAusIMM, each of whom is, or was at the time of filing of the report, an employee of Equinox Gold., prepared the technical report entitled “NI 43-101 Technical Report on the Riacho dos Machados Gold Mine, Minas Gerais, Brazil” dated effective December 31, 2020;

•

G. Secrest, P.E. and L Tahija, P.E., each of M3 Engineering & Technology Corporation; Eleanor Black, P.Geo and Trevor Rabb, P. Geo, each of Equity Exploration Consultants Ltd.; J. Nilsson, P.Eng of Nilsson Mine Services Ltd.; and D. Bartlett of Geo-Logic Associates Inc. prepared the technical report entitled “Technical Report on the Castle Mountain Project Feasibility Study” dated effective February 26, 2021;

•

H.R.A. Filho, MAusIMM (CP), an employee of Equinox Gold at the time of filing of the report; M.B. Mathisen, C.P.G. and Grant A. Malensek, M.Eng./P.Geo., each of SLR International Corporation (formerly Roscoe Postle Associates Inc.); and Stephen La Brooy, FAusIMM and Tommaso R. Raponi, P.Eng., each of Ausenco Engineering Canada Inc., prepared or certified the technical report entitled “NI 43-101 Technical Report on the Santa Luz Project, Bahia State, Brazil” dated effective June 30, 2020;

•

Louis-Pierre Gignac, P.Eng., Réjean Sirois, P. Eng., and James Purchase P.Geo., each of G Mining Services Inc.; Michael Franceschini, P.Eng. and Tommaso Raponi, P. Eng., each of Ausenco Engineering Canada Inc; Michelle Fraser, P. Geo. of Stantec Consulting Ltd., who was only responsible for preparing her sections of the report; David Ritchie, P.Geo. of SLR Consulting Ltd.; Mickey M. Davachi, P.Eng. of Wood plc; and Pierre Roy, P.Eng. of Soutex Inc. prepared the technical report entitled “NI 43-101 Technical Report Hardrock Project, Ontario Canada” dated effective December 16, 2020; and

•

the technical information contained in the Annual Information Form (including the technical information disclosed therein that was updated since the effective date of the relevant technical reports), the Annual MD&A and this prospectus were reviewed and approved by Doug Reddy, MSc, P.Geo, Equinox Gold’s

Chief Operating Officer and Scott Heffernan, MSc, P.Geo., Equinox Gold’s EVP Exploration, each a “qualified person” for the purposes of NI 43-101.

As at the date of this prospectus, to the best knowledge of Equinox Gold, the aforementioned persons, collectively, held less than one percent of the securities of Equinox Gold when they prepared or certified a report, valuation, statement or opinion, as applicable, referred to above and as at the date hereof, and they did not receive any direct or indirect interest in any securities of Equinox Gold or of any associate or affiliate of Equinox Gold in connection with the preparation or certification of such report, valuation, statement or opinion, as applicable.

As at the date hereof, other than Doug Reddy, Equinox Gold’s Chief Operating Officer, Scott Heffernan, Equinox Gold’s Executive Vice President, Exploration, and Kelly Boychuck, Equinox Gold’s Senior Vice President, Technical Services, none of the aforementioned persons is or is currently expected to be elected, appointed or employed as a director, officer or employee of Equinox Gold or of any associate or affiliate of Equinox Gold.

AGENT FOR SERVICE OF PROCESS

Marshall Koval and Wesley K. Clark, two directors of the Company, reside outside of Canada and have appointed the following agents for service of process in Canada:

Name of Person	Name and Address of Agent
Marshall Koval	Equinox Gold Corp. Suite 1501 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

Wesley K. Clark	Equinox Gold Corp. Suite 1501 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus will be passed upon on our behalf by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, with respect to matters of U.S. law. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces and territories of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information)

may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces and territories of Canada through SEDAR and any document we file with, or furnish to, the SEC on EDGAR, and may be accessed at www.sec.gov. Please note that the SEC’s website and the website containing Canadian securities regulatory filings are including in this prospectus and any applicable prospectus supplement as inactive textual references only. The information contained on such websites is not incorporated by reference in this prospectus and any applicable prospectus supplement and should not be considered part of this prospectus or any applicable prospectus supplement, except as explicitly described in the section titled “Documents Incorporated by Reference”.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company incorporated under the BCBCA. Most of our directors and officers, and the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth above), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

We will file with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we will appoint CT Corporation as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this prospectus.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Equinox Gold Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the Supreme Court of British Columbia considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director or former director of our company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of a director or officer of our company to comply with the Act or our articles, or, if applicable, any former Companies Act (British Columbia) or former articles, does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits
Exhibit Number	Description

4.1	Annual information form for the year ended December 31, 2021 dated March 24, 2022 (incorporated by reference from Exhibit No. 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 25, 2022) (the “Form 40-F”)).

4.2	Management’s discussion and analysis for the three months and year ended December 31, 2021 (incorporated by reference from Exhibit No. 99.2 to the Registrant’s Annual Report on the Form 40-F).

4.3	Audited consolidated financial statements as at and for the years ended December 31, 2021 and 2020, together with the notes thereto and the report of the independent registered public accounting firm thereon (incorporated by reference from Exhibit No. 99.3 to the Form 40-F).

4.4	Condensed consolidated interim financial statements for the three and nine months ended September 30, 2022 and 2021 (incorporated by reference from Exhibit No. 99.1 to the Registrant’s Form 6-K, furnished to the Commission on November 2, 2022).

4.5	Management’s discussion and analysis for the three and nine months ended September 30, 2022 and 2021 (incorporated by reference from Exhibit No. 99.2 to the Registrant’s Form 6-K, furnished to the Commission on November 2, 2022).

4.6	Management information circular dated March 22, 2022, prepared for the purposes of the annual general and special meeting of the shareholders of the Company held on May 4, 2022 (incorporated by reference from Exhibit 99.1 to the Report on Form 6-K, filed with the Commission on March 25, 2022).

4.7	Material change report dated November 8, 2022.

4.8	Material change report dated August 8, 2022 (incorporated by reference from Exhibit 99.1 to the Registrant’s Form 6-K, filed with the Commission on August 8, 2022).

5.1	Consent of KPMG LLP.

5.3	Consent of Gabriel Secrest, P.E.

5.4	Consent of Laurie M. Tahija, P.E.

5.5	Consent of Eleanor Black, P.Geo.

5.6	Consent of Trevor Rabb, P.Geo.

5.7	Consent of John Nilsson, PEng.

5.8	Consent of R. Douglas Bartlett, PG, CPG.

5.9	Consent of Felipe M. Araujo, MAusiMM.

5.10	Consent of Hugo R. A. Filho, FAusIMM (CP).

5.11	Consent of Gunter C. Lipper, M.Sc., FAusIMM.

5.12	Consent of Tiaozito V. Cardoso, MBA, FAusIMM.

5.13	Consent of César A. Torresini, FAusIMM.

5.14	Consent of Gordon Zurowski, P.Eng.

5.15	Consent of Neil Lincoln, P.Eng.

5.16	Consent of Louis-Pierre Gignac, P.Eng.

5.17	Consent of Rejean Sirois, P.Eng.

5.18	Consent of James Purchase, P. Geo.

5.19	Consent of Michael Franceschini, P. Geo.

5.20	Consent of Tommaso Raponi, P.Eng.

5.21	Consent of Michelle Fraser, P. Geo.

5.22	Consent of David Ritchie, P.Eng.

5.23	Consent of Mickey M. Davachi, P.Eng.

5.24	Consent of Pierre Roy, P.Eng.

5.25	Consent of Bruce Davis, FAusIMM.

5.26	Consent of Nathan Robison, P.E.

5.27	Consent of Ali Shahkar, P.Eng.

5.28	Consent of Robert Sim, P. Geo.

5.29	Consent of Jeffrey Woods, SME MMAS.

5.30	Consent of Stephen La Brooy, FAusIMM.

5.31	Consent of Grant Malensek, P.Eng.

5.32	Consent of Mark B. Mathisen, CPG.

5.33	Consent of Gary Methven, P.Eng.

5.34	Consent of Paul Salmenmaki, P.Eng.

5.35	Consent of Mo Molavi, P.Eng.

5.36	Consent of Eugene Tucker, P.Eng.

5.37	Consent of Kelly Boychuk, P.Eng.

5.38	Consent of Travis O’Farrell, P.Eng.

5.39	Consent of Glenn Bezuidenhout, FSAIMM.

5.40	Consent of Paul Sterling, P.Eng.

5.41	Consent of Riley Devlin, P.Eng.

5.42	Consent of Doug Reddy, MSc, P. Geo.

5.43	Consent of Scott Heffernan, MSc, P. Geo.

6.1	Powers of Attorney (included on page III-3 of the Registration Statement).

7.1	Form of Indenture.

107	Filing Fee Table.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 21st day of November, 2022.

EQUINOX GOLD CORP.

By:	/s/ Peter Hardie
	Name:	Peter Hardie
	Title:	Chief Financial Officer

III-2

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Greg Smith and Peter Hardie, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Greg Smith Greg Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2022

/s/ Peter Hardie Peter Hardie	Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2022

/s/ Ross Beaty Ross Beaty	Chair and Director	November 21, 2022

/s/ Maryse Bélanger Maryse Bélanger	Director	November 21, 2022

/s/ François Bellemare François Bellemare	Director	November 21, 2022

/s/ Lenard Boggio Lenard Boggio	Director	November 21, 2022

/s/ Gordon Campbell Gordon Campbell	Director	November 21, 2022

/s/ Wesley Clark Wesley Clark	Director	November 21, 2022

/s/ Sally Eyre Sally Eyre	Director	November 21, 2022

/s/ Marshall Koval Marshall Koval	Director	November 21, 2022

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Equinox Gold Corp. in the United States, on this 21st day of November, 2022.

SOLIUS ACQUIRECO INC. Authorized representative in the United States

By:	/s/ William Martinich
	Name:	William Martinich
	Title:	Director